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TABLE OF CONTENTS

Exhibit 99(a)(1)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
SangStat Medical Corporation
at
$22.50 Net Per Share
by
Swift Starboard Corporation
a wholly-owned subsidiary of
Genzyme Corporation

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 10, 2003, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 4, 2003, among Genzyme Corporation ("Genzyme"), Swift Starboard Corporation, a wholly-owned subsidiary of Genzyme (the "Purchaser"), and SangStat Medical Corporation ("SangStat"). The board of directors of SangStat has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (each as defined herein); has unanimously determined that the Merger Agreement is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, SangStat and the stockholders of SangStat; and unanimously recommends that the stockholders of SangStat accept the Offer and tender their shares of SangStat common stock, $0.001 par value per share, including all preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of August 14, 1995, between SangStat and Equiserve Trust Company, N.A., as amended from time to time (together, the "Shares"), pursuant to the Offer.

        The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would represent more than 50% of all outstanding Shares (on a fully diluted basis), (2) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, (3) the applicable waiting period under Germany's Act Against Restraints of Competition having expired or been terminated, and (4) any clearances or approvals required under applicable pre-merger notification laws or regulations of other foreign jurisdictions having been obtained.

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders of SangStat may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents.

The Dealer Manager for the Offer is:

August 13, 2003

IMPORTANT

        Any stockholder desiring to tender all or any portion of such stockholder's Shares must:

  1.
  For Shares that are registered in such stockholder's name and held as physical certificates:

  •
  complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal;

  •
  have such stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  mail or deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for such Shares and any other required documents to American Stock Transfer & Trust Company (the "Depositary").

  2.
  For Shares that are registered in such stockholder's name and held in book-entry form:

  •
  complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined herein);

  •
  if using the Letter of Transmittal, have such stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal (or a manually signed facsimile) and any other required documents to the Depositary; and

  •
  transfer the Shares through book-entry transfer into the Depositary's account.

  3.
  For Shares that are registered in the name of a broker, dealer, bank, trust company or other nominee:

  •
  contact the broker, dealer, bank, trust company or other nominee and request that the broker, dealer, bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

        The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 2 "Procedures for Tendering Shares" of this Offer to Purchase are followed.

ii

TABLE OF CONTENTS

SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
1.	Terms of the Offer
2.	Procedures for Tendering Shares
3.	Withdrawal Rights
4.	Acceptance for Payment and Payment
5.	Certain U.S. Federal Income Tax Consequences
6.	Price Range of the Shares; Dividends on the Shares
7.	Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations
8.	Certain Information Concerning SangStat
9.	Certain Information Concerning Genzyme and the Purchaser
10.	Source and Amount of Funds
11.	Contacts and Transactions with SangStat; Background of the Offer
12.	Purpose of the Offer; the Merger Agreement; Plans for SangStat
13.	Dividends and Distributions
14.	Certain Conditions of the Offer
15.	Certain Legal Matters
16.	Fees and Expenses
17.	Miscellaneous
ANNEX I—Directors and Executive Officers of Genzyme and the Purchaser
ANNEX II—Section 262 of the Delaware General Corporation Law: Rights of Appraisal

iii

SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock, including the associated preferred stock purchase rights, of SangStat Medical Corporation
Price Offered Per Share:	$22.50
Scheduled Expiration of Offer:	September 10, 2003
Purchaser:	Swift Starboard Corporation, a wholly-owned subsidiary of Genzyme Corporation
SangStat Board Recommendation:	SangStat's board of directors recommends tendering in the offer

        The following are some of the questions that you, as a stockholder of SangStat Medical Corporation, may have and answers to those questions. This summary term sheet is not complete and we urge you to read carefully the remainder of this offer to purchase, the letter of transmittal and the other documents to which we have referred because they contain additional important information.

Who is offering to buy my shares of SangStat common stock?

        Our name is Swift Starboard Corporation. We are a Delaware corporation formed for the purpose of making a tender offer for all of the outstanding common stock of SangStat Medical Corporation. We are a wholly-owned subsidiary of Genzyme Corporation, a Massachusetts corporation. See the "Introduction" and Section 9 "Certain Information Concerning Genzyme and the Purchaser" of this offer to purchase.

How much are you offering to pay?

        We are offering to pay $22.50 per share in cash.

Will I have to pay any fees or commissions?

        You are responsible for paying any fees or expenses you incur in tendering your shares in the offer. For example, if you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. You may be required to pay transfer taxes under certain circumstances described in the letter of transmittal. See the "Introduction" of this offer to purchase.

Do you have the financial resources to make payment?

        Genzyme, our parent company, will provide us with sufficient funds to purchase all of the outstanding shares of SangStat common stock, including the associated preferred stock purchase rights, that are validly tendered and to pay our related fees and expenses. See Section 10 "Source and Amount of Funds" of this offer to purchase.

Is your financial condition relevant to my decision to tender in the offer?

        We do not think that our financial condition is relevant to your decision to tender your shares in the offer because:

  •
  we have sufficient funds available, through our parent company Genzyme, to purchase all shares validly tendered in the offer;

  •
  the offer is not subject to any financing condition;

  •
  the offer is for all of the outstanding shares of SangStat common stock and we will purchase such shares solely for cash; and

  •
  if we consummate the offer, we will acquire any remaining shares for the same cash price through a second-step merger.

See Section 10 "Source and Amount of Funds" of this offer to purchase.

Will the offer be followed by a second-step merger if all the shares are not tendered in the offer?

        If we accept for payment and pay for more than 50% of the outstanding shares of SangStat common stock (determined on a fully diluted basis) and the other conditions to the merger are satisfied or waived, we will merge with and into SangStat upon the vote of the SangStat stockholders, if such vote is required. If that merger takes place, Genzyme will own all of the shares of SangStat and, subject to appraisal rights under applicable law, all remaining SangStat stockholders will receive $22.50 per share in cash in the merger. There are no appraisal rights available in connection with the offer, but stockholders who have not sold their shares in the offer would have appraisal rights in connection with the merger under Delaware law if these rights are perfected. See the "Introduction" of this offer to purchase. See also Section 12 "Purpose of the Offer; the Merger Agreement; Plans for SangStat" of this offer to purchase for a description of the conditions to the merger and a summary of appraisal rights under Delaware law. For additional information regarding appraisal rights, you should review Annex II to this offer to purchase which contains Section 262 "Appraisal Rights" of the Delaware General Corporation Law.

If I decide not to tender, how will the offer affect my shares?

        If the second-step merger takes place, you will receive the same amount of cash per share that you would have received had you tendered your shares in the offer, subject to your right to pursue appraisal under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place after the offer closes, the number of stockholders and the number of shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on Nasdaq or any securities exchange, and SangStat may cease making filings with the Securities and Exchange Commission, known as the SEC, or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7 "Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations" and Section 12 "Purpose of the Offer; the Merger Agreement; Plans for SangStat" of this offer to purchase.

How long do I have to tender in the offer?

        You will have until 12:00 midnight, New York City time, on Wednesday, September 10, 2003, to tender your shares in the offer, unless we extend the expiration date of the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 1 "Terms of the Offer" and Section 2 "Procedures for Tendering Shares" of this offer to purchase.

Can the offer be extended?

        We may extend the offer if:

  •
  any of the conditions to our obligation to accept tendered shares have not been met and we have not waived such conditions before the offer has expired (see below, "What are the most significant conditions to the offer?")

  •
  any rule, regulation or interpretation of the SEC or its staff applicable to the offer requires that the offer be extended; or

  •
  sufficient shares have not been tendered upon expiration of the offer to permit a second-step merger without a meeting of SangStat stockholders. In this case, we may extend the offer for up to an additional 20 business days.

        We may also elect to provide a "subsequent offering period," which would be an additional period of three to 20 business days beginning after the offer expires. During this subsequent offering period, stockholders would be permitted to tender, but not withdraw, their shares and receive the same per share amount paid in the offer. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

        See Section 1 "Terms of the Offer" of this offer to purchase.

How will I be notified if the offer is extended?

        If we extend the offer or provide a subsequent offering period, we will inform American Stock Transfer & Trust Company (which is the depositary for the offer) of that fact, and will make a public announcement of the extension or subsequent offering period not later than 9:00 a.m., New York City time, on the next business day following the scheduled expiration of the offer (including any extension of the offer). See Section 1 "Terms of the Offer" of this offer to purchase.

What are the most significant conditions to the offer?

        We would not be obligated to purchase any shares if:

  •
  we would not own more than 50% of the outstanding shares of SangStat common stock (determined on a fully diluted basis) upon accepting all shares validly tendered and not withdrawn before the offer has expired;

  •
  the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated;

  •
  the applicable waiting period under Germany's Act Against Restraints of Competition has not expired or been terminated;

  •
  any clearances or approvals required under applicable pre-merger notification laws or regulations of other foreign countries have not been obtained; or

  •
  an event occurs that has a material adverse effect on SangStat.

The offer is also subject to a number of other conditions. See Section 14 "Certain Conditions of the Offer" of this offer to purchase.

How do I tender my shares?

        If your shares are registered in your name and are held as physical certificates, you must:

  •
  complete and sign the letter of transmittal;

  •
  have your signature on the letter of transmittal guaranteed if required by the instructions in the letter of transmittal; and

  •
  mail or deliver the letter of transmittal, the certificates for your shares and any other documents required by the letter of transmittal to American Stock Transfer & Trust Company (which is the depositary for the offer).

        If your shares are registered in your name and are held in book-entry form, you must:

  •
  deliver an "agent's message" or a completed and signed letter of transmittal (with any required signature guarantees), and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company (which is the depositary for the offer); and

  •
  transfer the shares through book-entry transfer into the depositary's account.

        If your shares are held in street name (i.e., through a broker, dealer or nominee), you must contact your nominee and request that your shares be tendered in the offer.

        The Depositary must receive all of the required documents before the offer expires, unless you are able to use a guaranteed delivery procedure.

        For additional information on the procedures for tendering your shares, see Section 2 "Procedures for Tendering Shares" of this offer to purchase.

Until what time can I withdraw previously tendered shares?

        You can withdraw shares at any time before the offer expires. Also, if we have not accepted your shares for payment before October 13, 2003, you can withdraw shares at any time thereafter until we do accept your shares for payment. You will not have the right to withdraw shares tendered during any subsequent offering period, if we elect to provide one. See Section 1 "Terms of the Offer" and Section 3 "Withdrawal Rights" of this offer to purchase.

How do I withdraw previously tendered shares?

        You or your nominee must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1 "Terms of the Offer" and Section 3 "Withdrawal Rights" of this offer to purchase.

What does the board of directors of SangStat think of the offer?

        The board of directors of SangStat unanimously recommends that stockholders accept the offer and tender their shares of SangStat common stock in the offer. At a meeting held on August 3, 2003, the board of directors of SangStat, by unanimous vote, (1) approved the merger agreement that we, Genzyme and SangStat entered into and the transactions contemplated by the merger agreement, including the offer and the second-step merger, and (2) determined that the terms of the offer and the second-step merger are fair to, and in the best interests of, SangStat and its stockholders. See the "Introduction" to this offer to purchase.

What is the market value of my shares as of a recent date?

        On August 1, 2003, the last trading day before Genzyme and SangStat announced that they had signed the merger agreement, the last sale price of the shares reported on the Nasdaq National Market was $15.475 per share. On August 12, 2003, the last sale price of the shares was $22.31 per share. We advise you to obtain a recent quotation for shares of SangStat common stock in deciding whether to tender your shares. See Section 6 "Price Range of the Shares; Dividends on the Shares" of this offer to purchase.

What are the U.S. federal income tax consequences of tendering shares?

        The receipt of cash for shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who sells shares pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the offer. See Section 5 "Certain U.S. Federal Income Tax Consequences."

Who should I call if I have questions about the tender offer?

        You can call Innisfree M&A Incorporated collect at (212) 750-5833 or toll-free at (888) 750-5834. Innisfree is acting as the information agent for our tender offer. See the back cover of this offer to purchase.

To: All Holders of Common Stock of SangStat Medical Corporation

INTRODUCTION

        Swift Starboard Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Genzyme Corporation, a Massachusetts corporation ("Genzyme"), hereby offers to purchase all of the outstanding shares of common stock, $0.001 par value per share, including all preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of August 14, 1995, between SangStat Medical Corporation and Equiserve Trust Company, N.A., as amended from time to time (together, the "Shares"), of SangStat Medical Corporation, a Delaware corporation ("SangStat"), at a price of $22.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

        The Purchaser is a corporation newly formed in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined). Genzyme is a publicly-held, global biotechnology company whose shares are traded on the Nasdaq National Market ("Nasdaq") under the symbol "GENZ." For additional information about Genzyme and the Purchaser, see Section 9 "Certain Information Concerning Genzyme and the Purchaser" of this Offer to Purchase.

        Stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), Innisfree M&A Incorporated, which is acting as the Information Agent (the "Information Agent"), and Credit Suisse First Boston LLC ("Credit Suisse First Boston"), which is acting as the Dealer Manager (the "Dealer Manager"), incurred in connection with the Offer. See Section 16 "Fees and Expenses" of this Offer to Purchase.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 4, 2003, among Genzyme, the Purchaser and SangStat (the "Merger Agreement") pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into SangStat, with the surviving entity becoming a wholly-owned subsidiary of Genzyme (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by Genzyme, the Purchaser or SangStat, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon. Stockholders who exercise appraisal rights under Delaware law will receive a judicially determined fair value for their Shares, which value could be more or less than the price per Share to be paid in the Merger.

        The Merger Agreement is more fully described in Section 12 "Purpose of the Offer; the Merger Agreement; Plans for SangStat" of this Offer to Purchase.

        The board of directors of SangStat unanimously recommends that the stockholders of SangStat accept the Offer and tender their Shares pursuant to the Offer and that the stockholders of SangStat adopt the Merger Agreement, if such adoption is required. At a meeting held on August 3, 2003, the board of directors, by a unanimous vote, (1) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and declared that the Merger Agreement is advisable and (2) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, SangStat and its stockholders. The factors considered by the board of directors of SangStat in arriving at its decision to approve the Merger Agreement, the Offer and the

Merger and to recommend that stockholders of SangStat accept the Offer and tender their Shares pursuant to the Offer are described in SangStat's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "SEC") and is being mailed to stockholders of SangStat with this document.

        The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 hereof) that number of Shares which, together with that number of Shares owned by the Purchaser, Genzyme and Genzyme's other subsidiaries, would represent more than 50% of the Fully Diluted Shares (as defined in Section 14 hereof) on the date of purchase pursuant to the Offer (the "Minimum Condition"), (2) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") applicable to the purchase of Shares pursuant to the Offer or to the Merger having expired or been terminated, (3) the waiting period under Germany's Act Against Restraints of Competition (the "German AARC") applicable to the purchase of Shares pursuant to the Offer or to the Merger having expired or been terminated, (4) any clearances or approvals required under applicable pre-merger notification laws or regulations of other foreign jurisdictions having been obtained and (5) there occurring no events or changes since August 4, 2003 which have had or are reasonably likely to have or constitute, individually or in the aggregate, a Material Adverse Effect (as defined in Section 12 hereof) on SangStat.

        Consummation of the Merger is subject to a number of conditions, including approval by the stockholders of SangStat, if such approval is required under applicable law, and Shares having been purchased pursuant to the Offer. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to merge with and into SangStat pursuant to the "short-form" merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of SangStat. In addition, in order to facilitate a short-form merger following the completion of the Offer, SangStat has granted the Purchaser an option to purchase up to the number of newly issued shares of SangStat common stock that represent 19.9% of the outstanding Shares for a purchase price of $22.50 per share (or the highest price paid for any Share in the Offer). This option is exercisable only if the Purchaser has acquired at least 75% but less than 90% of the outstanding Shares pursuant to the Offer. See Section 12, "Purpose of the Offer; the Merger Agreement; Plans for SangStat."

        SangStat has informed the Purchaser that, as of June 30, 2003, (1) 26,469,087 Shares were issued and outstanding, (2) a total of 2,086,920 Shares were issuable upon the exercise of vested options, (3) 50,000 Shares were issuable upon the exercise of vested warrants and (4) 500,773 Shares were issuable upon conversion of a convertible promissory note issued by SangStat (the "Convertible Note"), representing a total of 29,106,780 Fully Diluted Shares (as defined in Section 14 hereof). Based upon the foregoing, the Minimum Condition would be satisfied if at least 14,553,391 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Fully Diluted Shares on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect at least a majority of the members of SangStat's board of directors and would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of SangStat. See Section 12 "Purpose of the Offer; the Merger Agreement; Plans for SangStat."

        Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5 "Certain U.S. Federal Income Tax Consequences."

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them carefully and in their entirety before you make any decision with respect to the Offer.

THE TENDER OFFER

1.    Terms of the Offer

        Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay $22.50 per Share, net to the seller in cash, without interest thereon, for all Shares validly tendered and not withdrawn prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, September 10, 2003, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, expires.

        The Purchaser may, without the consent of SangStat, extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary if:

  •
  any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied or waived as of the Expiration Date;

  •
  any rule, regulation or interpretation of the SEC or its staff applicable to the Offer requires that the Offer be extended; or

  •
  sufficient Shares have not been validly tendered and not withdrawn pursuant to the Offer to permit the Merger to be effected without a meeting of SangStat stockholders in accordance with the DGCL. In this case, the Purchaser may extend (or re-extend) the Offer for up to a total of 20 additional business days.

        If at the Expiration Date all of the conditions to the Offer have been satisfied or waived, the Purchaser may elect to provide a subsequent offering period of three to 20 business days (a "Subsequent Offering Period") in accordance with Rule 14d-11 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, during which stockholders may tender Shares not tendered in the Offer and receive the same per share amount paid in the Offer. During a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered and tendering stockholders will not have withdrawal rights. The Purchaser cannot elect to provide a Subsequent Offering Period unless the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period. The Purchaser does not currently intend to provide a Subsequent Offering Period, although it reserves the right to do so in its sole discretion.

        Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

        The Purchaser may, at any time and from time to time prior to the expiration of the Offer, waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary, except that, without the consent of SangStat, the Purchaser shall not:

  •
  reduce the price per Share to be paid pursuant to the Offer;

  •
  change the form of consideration payable in the Offer;

  •
  reduce the number of Shares subject to the Offer;

  •
  impose additional conditions to the Offer or amend any existing conditions of the Offer in any manner adverse to SangStat or its stockholders;

  •
  extend the Offer other than as described in this Section 1 of this Offer to Purchase; or

  •
  waive or change the Minimum Condition.

        If by 12:00 midnight, New York City time, on Wednesday, September 10, 2003 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, may:

  •
  terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders;

  •
  except as set forth above with respect to the Minimum Condition, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date;

  •
  except as set forth above, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date (as extended), retain the Shares that have been tendered during the period or periods for which the Offer is extended; or

  •
  except as set forth above, amend the Offer.

        Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

        If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is required to allow for adequate dissemination to stockholders.

        As described above, the Purchaser may, subject to certain conditions, elect to provide a Subsequent Offering Period. In a public release, the SEC has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event the Purchaser elects to provide a Subsequent Offering Period, it will notify stockholders of SangStat consistent with the requirements of the SEC.

        SangStat has provided the Purchaser with SangStat's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of

Transmittal and other related materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.    Procedures for Tendering Shares

        Valid Tender.    A stockholder must follow one of the following procedures to validly tender Shares pursuant to the Offer:

  •
  for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date;

  •
  for Shares held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered pursuant to the book-entry transfer procedures described below under "Book-Entry Transfer" and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery" prior to the Expiration Date.

        The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering stockholder. Shares and other required materials will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If (a) the certificates for Shares are not registered in the name of a person signing the Letter of Transmittal, (b) payment is to be made to a person other than the registered holder of the certificates surrendered, or (c) certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

  •
  either (1) the certificates for tendered Shares together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date such Notice of Guaranteed Delivery is executed or (2) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer," (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares are delivered pursuant to the book-entry transfer procedures above and (c) a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date such Notice of Guaranteed Delivery is executed. A "trading day" is any day on which the Nasdaq Stock Market is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Appointment as Proxy.    By executing a Letter of Transmittal (or a manually signed facsimile thereof) or, in the case of a book-entry transfer, by delivering an Agent's Message in lieu of a Letter of Transmittal, a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of SangStat's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. In order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of SangStat stockholders.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any tenders determined by it not to be in proper form or any acceptance for payment of or payment for Shares which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Genzyme, SangStat, the Depositary, the Information Agent, the Dealer-Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

        Backup Withholding.    In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder's correct TIN or fails to provide the required certifications, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 28%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate Form W-8 (instead of a Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.    Withdrawal Rights

        Except as otherwise provided in this Section 3, tenders of Shares are irrevocable.

        Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless accepted for payment pursuant to the Offer, at any time on or after October 13, 2003. In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Genzyme, SangStat, the Depositary, the Information Agent, the Dealer-Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

4.    Acceptance for Payment and Payment

        Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and provided that the Offer has not been terminated as described in Section 1 hereof, the Purchaser will accept for payment and will pay for all Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. If the Purchaser includes a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any required regulatory or governmental approvals, including, without limitation, pursuant to the HSR Act, the German AARC, and any applicable pre-merger notification laws or regulations of other foreign jurisdictions. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or

  •
  in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message; and

  •
  any other required documents.

        The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, as promptly as practicable after the expiration or termination of the Offer, the certificates for such Shares will be returned and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent, in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility).

        The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Genzyme, to one or more direct or indirect wholly owned subsidiaries of Genzyme or to Genzyme and one or more direct or indirect wholly-owned subsidiaries of Genzyme, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.    Certain U.S. Federal Income Tax Consequences

        The following is a general summary of certain U.S. federal income tax consequences relevant to a stockholder whose Shares are (1) tendered and purchased for cash pursuant to the Offer or (2) converted to cash in the Merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to particular stockholders. The tax consequences to any particular stockholder may differ depending on that stockholder's own circumstances and tax position. For example, the following general summary may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

        The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income tax laws.

        Generally, for U.S. federal income tax purposes, a tendering stockholder or a stockholder who receives cash in exchange for Shares in the Merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or Merger and the adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. If tendered Shares or Shares converted into cash in the Merger are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of an individual stockholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 15%. The ability to use capital losses to offset ordinary income is limited.

        A stockholder (other than certain exempt stockholders including, among others, all corporations) may be subject to a 28% backup withholding tax, unless the stockholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN), provides certain other certifications, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may also be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2 of this Offer to Purchase. Each U.S. stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Non-U.S. stockholders should complete the appropriate Form W-8.

        If backup withholding applies to a stockholder, the Depositary is required to withhold 28% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

6.    Price Range of the Shares; Dividends on the Shares

        The Shares are listed on Nasdaq under the symbol "SANG". The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported on Nasdaq:

SangStat Medical Corporation

	High	Low
Year Ended December 31, 2003:
Third Quarter (through August 12, 2003)	$22.48	$12.83
Second Quarter	16.46	10.80
First Quarter	12.88	7.23
Year Ended December 31, 2002:
Fourth Quarter	$22.78	$10.20
Third Quarter	25.27	16.04
Second Quarter	27.47	18.79
First Quarter	27.49	17.00
Year Ending December 31, 2001:
Fourth Quarter	$24.87	$15.88
Third Quarter	19.06	12.35

        On August 1, 2003, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price on Nasdaq of the Shares was $15.475 per Share. On August 12, 2003, the last reported sales price on Nasdaq of the Shares was $22.31 per Share. Stockholders are urged to obtain current market quotations for the Shares.

        The Purchaser has been advised by SangStat that SangStat has never declared or paid any cash dividends on the Shares and that it does not intend to declare or pay any cash dividends on the Shares in the foreseeable future. Under the Merger Agreement, SangStat is not permitted to declare or pay dividends with respect to the Shares without Genzyme's prior written consent.

7.    Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Share Quotation.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion on Nasdaq. A security must meet one of two maintenance standards for continued inclusion on Nasdaq. The first maintenance standard requires that there be at least $10 million in stockholders' equity, at least 750,000 publicly held shares, a market value of at least $5 million for all publicly held shares, a minimum bid price of $1, at least 400 shareholders of 100 shares or more, and at least two market makers for the shares. The second maintenance standard requires that either (1) the market value of listed securities is at least $50 million or (2) the Company has total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two out of the last three most recently completed fiscal years; and, in either case, that there be at least 1.1 million publicly held shares, a market value of at least $15 million for all publicly held shares, a minimum bid price of $1, at least 400 shareholders of 100 shares or more, and at least four market makers for the shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares are not considered to be publicly held for the purpose of the maintenance standards. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet these standards, the quotations for the Shares on Nasdaq will be discontinued.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of SangStat to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by SangStat to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to SangStat, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of SangStat and persons holding "restricted securities" of SangStat to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause SangStat to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using Shares as collateral. Depending upon certain factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.    Certain Information Concerning SangStat

        SangStat is a Delaware corporation with its principal offices at 6300 Dumbarton Circle, Fremont, California 94555. The telephone number at that location is (510) 789-4300. According to its 2002 Annual Report on Form 10-K filed with the SEC, SangStat is a publicly-held, global biopharmaceutical company focused on immunology and the development and marketing of therapeutic products in immunology, organ and bone marrow transplantation medicine, hematology/oncology and auto-immune disorders. SangStat and its subsidiaries have direct sales and marketing forces in all major European markets, the United States and Canada, and distributors throughout the rest of the world.

        Set forth below is certain selected financial information with respect to SangStat and its subsidiaries excerpted from the information contained in SangStat's annual reports on Form 10-K for the years ended December 31, 2002, 2001 and 2000, quarterly report on Form 10-Q for the quarter ended June 30, 2002, and current report on Form 8-K dated July 28, 2003. More comprehensive financial information is included in such reports and other documents filed by SangStat with the SEC, and the following summary is qualified in its entirety by reference to such reports, other documents and all the financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies thereof may be obtained in the manner set forth below under "Available Information."

SANGSTAT MEDICAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(amounts in thousands)

	Year Ended December 31			Six Months Ended June 30
	2000	2001	2002	2002	2003
				(unaudited)
Consolidated Statement of Operations:
Total revenues	$63,145	$94,509	$120,057	$55,061	$62,950
Income (loss) from continuing operations before provision (benefit) for income taxes	(41,649)	(8,242)	7,494	3,488	4,460
Income tax benefit (provision)	(368)	7	(1,145)	(1,002)	(861)
Net income (loss) from continuing operations	(42,017)	(8,235)	6,349	2,486	3,599
Net income (loss) per share from continuing operations—Basic	(2.35)	(0.40)	0.25	0.10	0.14
Consolidated Balance Sheet Data:
Total current assets	$87,477	$78,610	$156,969	$155,608	$157,023
Total assets	114,316	114,559	192,437	192,806	190,698
Total current liabilities	47,703	45,344	43,439	46,738	47,788
Total liabilities	92,392	82,200	62,517	69,155	55,283
Total stockholders' equity	21,924	32,359	129,920	123,651	135,415

        Certain Projections.    During the course of discussions between representatives of Genzyme and SangStat, SangStat provided Genzyme or its representatives with certain non-public business and financial information about SangStat. This information included the following projections of total revenues, gross profit, operating income and net income for SangStat for the years ended December 31, 2003 through 2010.

2003 - 2010 CONSOLIDATED INCOME STATEMENTS—HIGHLIGHTS
(amounts in thousands)

	Budget	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
	2003	2004	2005	2006	2007	2008	2009	2010
Revenues	$135,900	$170,200	$151,600	$182,100	$253,800	$316,800	$414,800	$485,800
Gross Profit	80,000	106,700	119,400	140,600	198,100	247,100	332,000	388,400
Operating Income	19,700	54,100	61,900	75,000	115,500	158,900	237,900	288,200
Net Income	16,400	50,000	58,500	69,900	108,600	116,200	172,500	209,100

        SangStat has advised Genzyme and the Purchaser of certain assumptions, risks and limitations regarding these projections, as described below.

        These projections were provided to Genzyme with the expectation that Genzyme would apply a substantial discount for the risks associated with the development and marketing of a Phase II product, with respect to RDP58, and the registration process, with respect to the cyclosporine capsule product. The review of these projections without applying a discount for the risks typically associated with the development and marketing of a new prescription pharmaceutical product would be inappropriate. SangStat advised Genzyme that SangStat has considered a broad range of discounts that may be appropriate in light of these development and marketing risks and, to date, has not formally adopted and incorporated any discounted projection into its internal operating plan nor has it comprehensively updated its guidance publicly since the announcement of the favorable clinical trial results of RDP58 in April 2003.

        SangStat has advised Genzyme and the Purchaser that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to Genzyme and the Purchaser. Although Genzyme and the Purchaser were provided such projections, they did not base their analysis of SangStat on such projections. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles ("GAAP"), and SangStat's independent auditors have not examined, compiled or otherwise applied procedures to the projections and accordingly assume no responsibility for them. SangStat has advised Genzyme and the Purchaser that its internal financial forecasts (upon which the projections provided to Genzyme and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by the management of SangStat, including assumptions with respect to approval by the U.S. Food and Drug Administration of a New Drug Application for RDP58 and the successful commercialization of RDP58, the market for SangStat's products and services and SangStat's ability to enter new geographic markets, the success of yield improvement programs, SangStat's ability to successfully negotiate and consummate potential strategic partnerships for products under development, effective tax rates, interest rates and currency exchange rates, the anticipated amount of borrowings by SangStat, and general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond SangStat's control, and none of which were subject to approval by Genzyme or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized. These projections were prepared in advance of and do not give effect to SangStat management's current expectations with respect to the terms and conditions of presently proposed partnering opportunities for RDP58.

        It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections due to numerous risks and uncertainties, including, but not limited to, the accuracy of SangStat's information concerning the markets for its products and product candidates, including growth projections; whether competitors in the immunology field increase sales of their products, implement price reductions or introduce new products; the actual timing and content of submissions to and decisions made by regulatory authorities in the United States, Europe and elsewhere, including decisions regarding marketing authorizations, product pricing and facilities; market acceptance of products in expanded areas of use and in new geographic markets; the actual design, results and timing of preclinical and clinical studies; enrollment rates for clinical trials; potential reduction in margin on key products and increases in expenses; the availability and extent of reimbursement from third-party payers for SangStat's products and services; the scope, validity and enforceability of patents and other proprietary rights held by third parties and the actual impact of such patents and other rights, if any, on SangStat's ability to commercialize products; patent and other litigation; the ability to manufacture sufficient quantities of products for development and commercialization activities and to do so in a timely and cost efficient manner; SangStat's ability to obtain and maintain agreements with suppliers, licensors and sublicensees, and distributors; the ability to attract and retain qualified sales forces; the impact, if any, of war and terrorist activities on the operations and activities of SangStat and third parties, including regulatory authorities; and the risks and uncertainties described in reports filed by SangStat with the SEC under the Exchange Act, including without limitation under the heading "Risk Factors" in SangStat's 2002 Annual Report on Form 10-K. All projections are forward-looking statements; these and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in SangStat's 2002 Annual Report on Form 10-K filed with the SEC.

        The inclusion of the projections herein should not be regarded as an indication that any of Genzyme, the Purchaser, SangStat or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Genzyme, the Purchaser, SangStat or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of SangStat compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

        Stockholders are cautioned not to place undue reliance on the financial projections included in this Offer to Purchase.

        Available Information.    SangStat is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information as of particular dates concerning SangStat's directors and officers, their remuneration, stock options and other matters, the principal holders of SangStat's securities and any material interest of such persons in transactions with SangStat is required to be disclosed in SangStat's proxy statements distributed to SangStat's stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the SEC's public reference facility at 450 Fifth Street, N.W., Washington, DC 20549, from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov. Additional information regarding the SEC's facilities may be obtained by calling the SEC at 1-800-SEC-0330.

        Except as otherwise stated in this Offer to Purchase, the information concerning SangStat contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although Genzyme and the Purchaser do not have any knowledge that any such information is untrue, neither Genzyme nor the Purchaser takes any responsibility for the accuracy or completeness of such information or for any failure by SangStat to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.    Certain Information Concerning Genzyme and the Purchaser

        Genzyme Corporation is a Massachusetts corporation with its principal executive offices located at One Kendall Square, Cambridge, Massachusetts 02139. The telephone number at that location is (617) 252-7500. Genzyme is a publicly-held, global biotechnology company that develops and commercializes solutions for the medical needs of patients with serious diseases. The company's broad product portfolio is focused on rare genetic disorders, renal disease, and osteoarthritis, and includes an industry-leading array of diagnostic products and services. Genzyme's 5,300 employees worldwide serve patients in more than 80 countries. Genzyme's shares are traded on Nasdaq under the symbol "GENZ."

        Genzyme files annual, quarterly and special reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection at the SEC's public reference facility at 450 Fifth Street, N.W., Washington, DC 20549, from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

        The Purchaser, Swift Starboard Corporation, is a Delaware corporation that was recently incorporated for the purpose of acquiring the Shares and, to date, has engaged in no other activities other than those incidental to the Offer and the Merger Agreement. The Purchaser is a wholly-owned subsidiary of Genzyme. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to the Purchaser's formation and capitalization and the transactions contemplated by the Offer. The Purchaser is not subject to the informational filing requirements of the Exchange Act. The principal executive offices of the Purchaser are located c/o Genzyme at One Kendall Square, Cambridge, Massachusetts 02139. The telephone number at that location is (617) 252-7500.

        The name, business address, citizenship, past and present principal occupations during the past five years of each of the executive officers and directors of Genzyme and the Purchaser are set forth in Annex I to this Offer to Purchase.

        Neither Genzyme, the Purchaser, nor, to the best knowledge of Genzyme and the Purchaser, any of the persons listed in Annex I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither Genzyme, the Purchaser, nor, to the best knowledge of Genzyme and the Purchaser, any of the persons listed in Annex I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Past Contacts, Transactions, Negotiations and Agreements.    Except as set forth in Section 11 "Contacts and Transactions with SangStat; Background of the Offer" of this Offer to Purchase and elsewhere in this Offer to Purchase:

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  none of Genzyme, the Purchaser, or, to the best knowledge of Genzyme and the Purchaser, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority-owned subsidiary of any of the foregoing, (1) beneficially owns or has a right to acquire any Shares or any other equity securities of SangStat, (2) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of SangStat, or (3) has effected any transaction in the Shares or any other equity securities of SangStat during the past 60 days;

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  there have not been any transactions during the past two years which would be required to be disclosed under the rules and regulations of the SEC between any of Genzyme, the Purchaser, any of their respective subsidiaries, or, to the best knowledge of Genzyme and the Purchaser, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and SangStat or any of its executive officers, directors or affiliates, on the other hand; and

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  there have not been any negotiations, transactions or material contacts during the past two years between any of Genzyme, the Purchaser, any of their respective subsidiaries or, to the best knowledge of Genzyme and the Purchaser, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and SangStat or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of securities of SangStat, any election of directors of SangStat, or any sale or other transfer of a material amount of assets of SangStat.

        Each of Genzyme and the Purchaser disclaims that it is an "affiliate" of SangStat within the meaning of Rule 13e-3 under the Exchange Act.

10.    Source and Amount of Funds

        The Purchaser estimates that the total amount of funds required to purchase all 26,469,087 Shares that were outstanding as of June 30, 2003 pursuant to the Offer and to pay related fees and expenses will be approximately $600 million.

        In connection with the Merger, (1) all outstanding options to purchase Shares under SangStat's option plans will become fully vested and cancelled in exchange for a cash payment by Genzyme or the Purchaser to each option holder equal to the product of (a) the amount, if any, by which $22.50 (or the highest price paid for any Share in the Offer) exceeds the per Share exercise price of such option holder's options and (b) the number of shares underlying such option holder's options and (2) Genzyme will assume an outstanding convertible promissory note in the principal amount of $10 million issued by SangStat, unless the note holder converts such note into Shares before the Merger. Genzyme estimates that the total amount of funds necessary to satisfy the foregoing obligations will be approximately $41 million.

        Genzyme will ensure that the Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and to fulfill its obligations under the Merger Agreement. Genzyme will be able to provide the Purchaser with the necessary funds from its available cash balances and an existing credit facility.

        As of June 30, 2003, Genzyme had approximately $1.3 billion in cash, cash equivalents and short-and long-term investments. Genzyme and certain of its subsidiaries are parties to an Amended and Restated Credit Agreement dated December 14, 2000 (the "Credit Agreement") with Fleet National Bank, as Administrative Agent, ABN AMRO Bank, N.V., as Syndication Agent, and First Union National Bank, as Documentation Agent, and other lenders. Under the Credit Agreement, Genzyme has access to a $350 million revolving credit facility, all of which matures in December 2003. As of June 30, 2003, $300 million was outstanding under this facility. Borrowings under this facility bear interest at LIBOR plus an applicable margin, which was, in the aggregate, 2.5% at June 30, 2003. The terms of the revolving credit facility include various covenants, including financial covenants, which require Genzyme to meet minimum liquidity and interest coverage ratios and to meet maximum leverage ratios. Genzyme has pledged stock of Genzyme Securities Corporation as collateral under the credit facility. The foregoing summary of the revolving credit facility does not purport to be a complete description of the terms and conditions of the revolving credit facility and is qualified in its entirety by reference to the Credit Agreement itself, which is an exhibit to the Tender Offer Statement on Schedule TO that Genzyme and the Purchaser have filed with the SEC and which is hereby incorporated in this Offer to Purchase by reference. Copies of the Tender Offer Statement on Schedule TO together with all exhibits thereto, including the Credit Agreement, may be obtained and examined as set forth in Section 9 "Certain Information Concerning Genzyme and the Purchaser." If Genzyme were to borrow funds under the revolving credit facility in connection with the acquisition of SangStat, Genzyme would do so with the intent to repay such borrowings from working capital and funds provided by future operations. Genzyme intends to refinance the revolving credit facility prior to its expiration in December 2003 irrespective of whether it borrows funds under the revolving credit facility in connection with the acquisition of SangStat.

        The Offer is not contingent upon the Purchaser or Genzyme establishing any financing arrangements.

11.    Contacts and Transactions with SangStat; Background of the Offer

        During the week of February 17, 2003, representatives of Genzyme and SangStat met to discuss informally the businesses of the two companies. On February 27, 2003, Genzyme sent a letter to SangStat stating Genzyme's interest in pursuing a business combination.

        During the following days, discussions continued between Mr. James Geraghty, Senior Vice President of Genzyme, Mr. Jan van Heek, Executive Vice President of Genzyme and Mr. Richard Murdock, then-acting Chief Executive Officer of SangStat. Discussions terminated in March 2003 due to, among other things, the pending clinical trials with RDP58.

        On June 3, 2003, SangStat received a letter from a party other than Genzyme that was interested in acquiring all of the outstanding stock of SangStat on specific proposed terms at a substantial premium to the then-current trading price. On June 5, 2003, Mr. Murdock, Chief Executive Officer and President of SangStat, convened a meeting of the SangStat Board to review the terms of the offer and to discuss SangStat's response and its alternatives. Thereafter, the Board retained the services of Merrill Lynch & Co. ("Merrill Lynch") to advise SangStat. The Board determined not to sell SangStat at that time but instructed management, in general, to continue operating the business in the ordinary course and, in particular, to continue to pursue partnering arrangements that SangStat had been pursuing since April 2003. The Board also instructed Merrill Lynch to investigate a possible sale transaction through an auction process.

        During the solicitation process undertaken by Merrill Lynch, on June 6, 2003, Mr. Murdock contacted Mr. van Heek to inquire about Genzyme's potential interest in a transaction at that time, since Genzyme had previously expressed interest in pursuing a business combination.

        On or about June 11, 2003, Genzyme engaged Credit Suisse First Boston LLC ("Credit Suisse First Boston") as its financial advisor in connection with a potential acquisition of SangStat.

        Representatives at Merrill Lynch subsequently contacted representatives at Credit Suisse First Boston to solicit interest in a potential business combination.

        On June 12, 2003, SangStat and Genzyme entered into a confidentiality agreement regarding a potential business combination. Thereafter, Mr. Murdock and selected members of the management team of SangStat, as well as representatives from Merrill Lynch and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"), SangStat's legal advisor, participated in a conference call with Mr. Geraghty and selected members of the management team of Genzyme, as well as representatives from Credit Suisse First Boston. SangStat's senior management provided Genzyme with an overview of SangStat's operations, products and development programs. The parties also discussed potential benefits of a transaction and potential issues related to a transaction, as well as due diligence issues that required further analysis by Genzyme.

        On June 16, 2003, Genzyme delivered a letter to SangStat expressing Genzyme's interest in exploring a potential acquisition by Genzyme of all of the outstanding capital stock of SangStat for $20.00 per share, to be paid in shares of Genzyme General Division common stock, subject to a collar limiting any increase or decrease in the number of shares to be issued.

        On June 17, 2003 and June 19, 2003, representatives from Merrill Lynch contacted representatives from Credit Suisse First Boston to discuss the terms of Genzyme's proposal. The parties discussed, among other things, the value of Genzyme's proposal relative to the other proposals received by SangStat. On June 17, 2003, Genzyme also submitted a preliminary due diligence request list to SangStat.

        On June 23, 2003, representatives of Merrill Lynch informed representatives of Credit Suisse First Boston that, in light of expressions of interest by other parties, an offer for an all-stock transaction at $20.00 per share was unlikely to be adequate.

        On June 25, 2003, Mr. van Heek contacted Mr. Murdock to express Genzyme's continued interest in pursuing a potential strategic transaction. On behalf of Genzyme, representatives from Credit Suisse First Boston contacted representatives from Merrill Lynch to discuss the revised terms of Genzyme's proposal, which included increasing the offer price to $22.00 per share and changing the form of consideration to be paid to fifty percent (50%) in cash and fifty percent (50%) in shares of Genzyme General Division common stock. Mr. Termeer sent a letter to SangStat specifying revised terms and a proposed timeframe for a potential business combination transaction.

        On June 27, 2003, Messrs. Adrian Arima, Senior Vice President and General Counsel of SangStat, and Stephen G. Dance, Chief Financial Officer of SangStat, and representatives from Merrill Lynch and Skadden, Arps participated in a conference call with Mr. Geraghty, Ms. Tracey McCain, Vice President and Deputy General Counsel of Genzyme, other members of the Genzyme management team and representatives from Credit Suisse First Boston and Ropes & Gray LLP ("Ropes & Gray"), Genzyme's legal advisor, to discuss the due diligence request list submitted by Genzyme. The parties discussed areas of concern and confirmed plans for Genzyme, Credit Suisse First Boston and Ropes & Gray to visit SangStat's data room in the offices of Skadden, Arps in Palo Alto, California.

        During the following weeks, beginning on July 7, 2003, there were a number of additional meetings and conversations between the management of SangStat and Genzyme and their respective financial advisors regarding a possible transaction and to conduct due diligence regarding SangStat's business. During the period, representatives of Genzyme together with Credit Suisse First Boston and Ropes & Gray, conducted legal, financial and operational due diligence investigation of SangStat. Members of SangStat's senior management also made presentations to Genzyme and Credit Suisse First Boston about SangStat's business and operations between July 7th and July 10th at the offices of Skadden Arps in Palo Alto, California.

        On July 8, 2003, Messrs. Murdock, van Heek and Geraghty, along with representatives from Merrill Lynch and Credit Suisse First Boston, met to discuss SangStat's business and its strategic initiatives. Mr. Murdock provided an update on the status of discussions regarding potential partnership arrangements for SangStat's product in development, RDP58. The parties agreed to continue to explore the merits and issues associated with a potential business combination transaction.

        Also on July 8, 2003, Merrill Lynch delivered a letter to Mr. Geraghty inviting Genzyme to submit an updated offer to acquire SangStat. The letter was accompanied by a draft merger agreement and noted that other unspecified interested parties were receiving a similar invitation.

        On July 14, 2003 and July 15, 2003, Genzyme diligence team members met with Messrs. Prasad and Levy in Lyon, France and at SangStat's Marcy l'Etoile facility. Genzyme representatives were given a plant tour and the opportunity to review documents regarding the manufacturing operations in Marcy l'Etoile.

        On July 17, 2003, Mr. Lundstrom and Mr. Fong visited Genzyme's headquarters in Cambridge, Massachusetts to provide a presentation regarding the humanized polyclonals development program and the RDP58 development program to the Genzyme scientific diligence team. The Genzyme team was given the opportunity to ask questions regarding the programs.

        Also on July 17, 2003, Genzyme held a special meeting of its Board of Directors to consider the proposed acquisition of SangStat. After presentations from members of Genzyme's management and Genzyme's advisors, Genzyme's Board of Directors conditionally approved a business combination with SangStat provided that agreement could be reached within financial parameters established by the Board of Directors. The Board of Directors also appointed a special merger committee consisting of Messrs. Robert Carpenter, Charles Cooney and Henri Termeer and delegated authority to the special merger committee to continue evaluating the proposed transaction, to negotiate the terms and to execute a definitive agreement, all within the financial parameters established by the Board of Directors at the meeting.

        On July 20, 2003, Merrill Lynch distributed a letter to Genzyme establishing the deadline for submitting an updated bid to acquire SangStat. The letter requested that Genzyme's bid be submitted by July 24, 2003.

        On July 22, 2003, Ms. McCain and Mr. Jonathan Lloyd-Jones, Senior Director, Corporate Development of Genzyme visited the New York City offices of Skadden, Arps to review additional documents SangStat had made available to prospective bidders.

        On July 23, 2003, Mr. Geraghty and Dr. Naseem Amin, Vice President of Genzyme, visited SangStat's offices in Fremont, California. Mr. Geraghty and Dr. Amin gave a presentation to Messrs. Murdock, Dance, Arima, Lundstrom and Aselage, as well as to representatives of Merrill Lynch and Skadden, Arps, regarding Genzyme's business and its financial performance. Messrs. Murdock, Arima, Dance and Geraghty, Ms. McCain and Peter Wirth, Executive Vice President and Chief Legal Officer of Genzyme, and other Genzyme representatives and representatives of Ropes & Gray participated in a conference call to discuss certain questions Genzyme had based on their due diligence review. Mr. Geraghty also met with Mr. Murdock and representatives of Merrill Lynch and Skadden, Arps to discuss the terms of their proposal, including the form of consideration and the structure of the business combination. Mr. Geraghty also spent time with Mr. Murdock and SangStat's management team discussing the RDP58 development program and the status of the efforts to license out RDP58.

        On July 24, 2003, Genzyme submitted an updated letter to SangStat confirming its intent to acquire all of the outstanding capital stock of SangStat in a transaction structured as a merger for $22.00 per share consisting of $11.00 in cash and $11.00 in Genzyme General Division common stock, and providing for a collar limiting the increase or decrease in the number of shares Genzyme General Division common stock to be issued. Genzyme indicated in the letter its willingness to discuss alternative transaction structures and alternative forms of consideration. Genzyme also submitted a mark-up of the draft merger agreement provided previously by SangStat.

        On July 27, 2003, SangStat's Board of Directors met and considered Genzyme's proposal along with other proposals received by SangStat.

        On July 29, 2003, Merrill Lynch called Credit Suisse First Boston to communicate SangStat's response to Genzyme's proposal and inquire about Genzyme's willingness to consider structuring the transaction as an all-cash tender offer at a higher price.

        Following these discussions, on July 29, 2003, Genzyme notified SangStat that it was willing to modify the transaction structure to provide for an all-cash tender offer for $22.50 per share provided that SangStat agree to negotiate exclusively with Genzyme.

        On July 30, 2003, Messrs. Murdock, Arima, Dance, Geraghty and Wirth, Ms. McCain and other Genzyme representatives along with representatives from Merrill Lynch, Credit Suisse First Boston, Skadden, Arps and Ropes & Gray participated in a conference call to discuss Genzyme's proposed timeline and other issues related to Genzyme's proposed bid. The parties agreed to further evaluate the proposed terms of Genzyme's offer pending instructions from the Board.

        Later on July 30, 2003, SangStat convened a meeting of its Board. Messrs. Murdock, Dance and Arima and representatives from Merrill Lynch and Skadden, Arps participated in a conference call. The SangStat Board reviewed the terms of Genzyme's revised proposal and discussed the status of the other interested parties. After consultation with Merrill Lynch and Skadden, Arps, the SangStat Board authorized and directed management to actively pursue further discussions with Genzyme, but no exclusivity agreement was ever signed.

        From July 31, 2003 through August 1, 2003, members of the Genzyme diligence team visited SangStat's facility in Marcy l'Etoile, France for a second time to conduct further due diligence. Mr. Prasad met with representatives from Genzyme to provide access to additional documents and answer questions.

        On July 31, 2003, Genzyme submitted a new mark-up of a draft merger agreement reflecting a tender offer structure.

        On August 1, 2003, the special merger committee of Genzyme's Board of Directors met with Genzyme management and Genzyme's legal and financial advisors to consider the revised terms of the Merger Agreement. After discussions, by unanimous vote the special merger committee approved the proposed terms of the Offer, the Merger and the Merger Agreement, determined that the terms of the Offer and the Merger are in the best interests of the Genzyme and the Purchaser and that the Merger is advisable, and authorized management to negotiate and execute the Merger Agreement within the parameters discussed by the special merger committee. The Board of Directors of the Purchaser adopted similar resolutions.

        From August 1, 2003 through August 3, 2003, representatives from Ropes & Gray and Skadden, Arps met in the Skadden, Arps Palo Alto, California offices to discuss Genzyme's proposed terms to enter into a binding merger agreement. Further due diligence was conducted at this time. Representatives from Skadden, Arps and Ropes & Gray exchanged drafts and negotiated terms throughout this time period to attempt to finalize the terms of the Merger Agreement.

        On August 1, 2003, Messrs. Geraghty and Murdock, along with representatives from Skadden, Arps and Ropes & Gray, met in the late afternoon in the Skadden, Arps offices. The parties discussed a brief list of business points that required resolution. After reviewing the issues, the parties adjourned their meeting, and Messrs. Geraghty and Murdock continued their discussion in a separate meeting that evening.

        On August 2, 2003, representatives from Skadden, Arps and Ropes & Gray met throughout the day and continued their discussions.

        On August 3, 2003, Messrs. Geraghty and Murdock met during the morning to address the remaining issues.

        On August 3, 2003, the SangStat Board met to review and consider the Genzyme proposal. Mr. Murdock updated the Board on the status of negotiations with Genzyme, and Skadden, Arps summarized the terms of the merger agreement as presently proposed. Merrill Lynch also advised the board of the status of the other proposals. The Board then considered the possibility of remaining independent and pursuing partnering options for RDP58 then available, and compared this against the value of the sale offers received to date, including the revised Genzyme offer. In doing so, the Board considered, among other things, the various risks and benefits relating to remaining independent, including the development and other risks related to RDP58, against the benefits of the Genzyme offer, including the substantial premium, which appeared to fully reflect, among other things, the present value of the RDP58 opportunity. In this regard, the Board considered, among other things, the fact that the RDP clinical results were from early Phase II studies with small numbers of patients, that toxicology data were limited to short-term studies, and that many pharmaceutical products fail in Phase III trials. The Board also considered the comprehensive partnering and sale processes undertaken to ensure that these were the best terms available to SangStat. Thereafter, Merrill Lynch provided its financial analysis and fairness opinion to the Board. After discussion among the participants in the meeting to address questions from the Board, the Board by a unanimous vote, approved the Merger Agreement and the transactions contemplated by the Merger Agreement including the Offer and the Merger, determined that the terms of the Offer and the Merger are fair to, and in the best interests of, SangStat and its stockholders, recommended that the stockholders of SangStat accept the Offer and tender their Shares to the Purchaser pursuant to the Offer, determined that the Merger Agreement is advisable and recommended that the stockholders of SangStat approve the Merger Agreement, to the extent such approval is required by applicable law.

        On August 4, 2003, SangStat and Genzyme executed the Merger Agreement and issued a press release announcing the execution of the Merger Agreement.

        On August 13, 2003, Genzyme and the Purchaser commenced the Offer.

12.    Purpose of the Offer; the Merger Agreement; Plans for SangStat

Purpose

        The purpose of the Offer is to enable Genzyme, through the Purchaser, to acquire control of SangStat and to effect the first step in the acquisition of all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

The Merger Agreement

        The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is an exhibit to the Tender Offer Statement on Schedule TO that Genzyme and the Purchaser have filed with the SEC and which is hereby incorporated in this Offer to Purchase by reference. Copies of the Tender Offer Statement on Schedule TO together with all exhibits thereto, including the Merger Agreement, may be obtained and examined as set forth in Section 9 "Certain Information Concerning Genzyme and the Purchaser." Stockholders should read the Merger Agreement in its entirety for a more complete description of the matters summarized below.

        The Offer.    The Merger Agreement provides that the Purchaser will commence the Offer as soon as practicable following the date of the Merger Agreement and in no event later than 10 business days following such date and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The conditions of the Offer are set forth in Section 14 "Certain Conditions of the Offer" of this Offer to Purchase.

        Option to Purchase Shares.    The Merger Agreement grants the Purchaser an option to purchase up to the number of newly issued shares of SangStat common stock that represent 19.9% of the outstanding Shares for a purchase price of $22.50 per share (or the highest price paid for any Share in the Offer). This option is exercisable only if the Purchaser has acquired at least 75% but less than 90% of the outstanding Shares pursuant to the Offer. The purpose of this option is to facilitate a short-form merger following completion of the Offer.

        The Merger.    The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," the Purchaser will be merged with and into SangStat, with SangStat being the surviving corporation and becoming a wholly-owned subsidiary of Genzyme. Each issued Share (other than Shares owned by Genzyme, the Purchaser or SangStat, or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the highest price per Share paid pursuant to the Offer in cash, without interest thereon.

        Vote Required To Approve Merger.    The DGCL requires, among other things, that SangStat's board of directors approve any plan of merger of SangStat and, if the "short-form" merger procedure described below is not available, that the holders of a majority of SangStat's outstanding voting securities approve the plan of merger. The board of directors of SangStat has already approved the Offer, the Merger and the Merger Agreement. If the short-form merger procedure is not available for the Merger, SangStat's stockholders will need to approve the Merger Agreement. If required by the DGCL, SangStat will call and hold a meeting of its stockholders as soon as reasonably practicable following the consummation of the Offer (subject to any waiting periods required by statute or regulation) for the purpose of approving the Merger Agreement. If the Minimum Condition in the Offer is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will have sufficient voting power to approve the Merger Agreement at a meeting of SangStat stockholders without the affirmative vote of any other SangStat stockholder.

        "Short-Form" Merger Procedure.    The DGCL also provides that, if a parent company owns at least 90% of the outstanding shares of each class of a subsidiary's stock entitled to vote to approve a merger agreement, the parent company may merge that subsidiary with the parent company pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the DGCL, the Purchaser would have to own at least 90% of the outstanding Shares of SangStat. If Purchaser is able to consummate the Merger pursuant to these provisions of the DGCL, the closing of the Merger would take place as soon as practicable after the closing of the Offer, without any notice to or approval of the other stockholders of SangStat.

        Conditions to the Merger.    The Merger Agreement provides that the obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following:

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  SangStat's stockholders shall have approved the Merger by an affirmative vote of the holders of a majority of the outstanding Shares (the "SangStat Stockholder Approval"), if required;

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  no statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government (each a "Governmental Entity") which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Merger;

  •
  the Purchaser shall have purchased all Shares properly tendered pursuant to the Offer; provided, that this condition shall be deemed to have been satisfied with respect to the obligation of Genzyme and the Purchaser if the Purchaser fails to accept for payment or pay for Shares validly tendered pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement;

  •
  the applicable waiting period under the HSR Act, the German AARC and any comparable provisions under any applicable pre-merger notification laws or regulations of other foreign jurisdictions shall have expired or been terminated; and

  •
  fewer than 10% of the outstanding Shares shall have properly exercised appraisal rights under Delaware law.

In addition, the obligations of Genzyme and the Purchaser to consummate and effect the Merger are subject to SangStat having provided certain notices and taken other actions required by the Merger Agreement with respect to outstanding stock options and an outstanding warrant as described below under "Stock Options and Warrant" and with respect to an outstanding promissory note as described below under "Promissory Note."

        Termination of the Merger Agreement.    The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time"), whether before or after adoption of the Merger Agreement by the stockholders of SangStat:

  (a)
  by mutual written consent of Genzyme and SangStat;

  (b)
  by either Genzyme or SangStat, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, or there shall exist any statute, rule or regulation, in each case permanently restraining, enjoining or otherwise prohibiting (collectively the "Restraints") the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or if any Governmental Entity that must approve the Merger has denied approval of the Merger; provided, that the party seeking to terminate the Merger Agreement for this reason shall have used all reasonable efforts to prevent the entry of and to remove such Restraint or to obtain the approval of the Governmental Entity;

  (c)
  by either Genzyme or SangStat, if the Merger has not been consummated by January 31, 2004 (the "Termination Date") at any time after the Termination Date, unless the party seeking to terminate the Merger Agreement has expressly restricted in writing its right to terminate the Merger Agreement after the Termination Date; provided, that this termination right will not be available to any party whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date;

  (d)
  by Genzyme, if before the purchase of Shares pursuant to the Offer, there has been a material breach by SangStat of any representation, warranty, covenant or agreement in the Merger Agreement, and such breach resulted or is reasonably likely to result in any condition to the Offer set forth in Section 14 of this Offer to Purchase not being satisfied (and such breach has not been cured or such condition has not been satisfied within 20 days after the receipt of notice thereof, or such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period);

  (e)
  by Genzyme, if due to an occurrence or circumstance that has resulted or would result in a failure to satisfy any condition set forth in Section 14 of this Offer to Purchase, the Purchaser shall have (1) failed to commence the Offer within 10 business days following the date of the Merger Agreement, (2) terminated the Offer, or allowed the offer to terminate, without having accepted any Shares for payment or (3) failed to accept Shares for payment pursuant to the Offer prior to the Termination Date, unless such action or inaction under clauses (1), (2) or (3) shall have been caused by or resulted from either the failure of Genzyme or the Purchaser to perform, in any material respect, any of their covenants or agreements contained in the Merger Agreement, or the material breach by Genzyme or the Purchaser of any of their representations or warranties contained in the Merger Agreement;

  (f)
  by SangStat, if before the purchase of Shares pursuant to the Offer that would represent a majority of the Fully Diluted Shares (as defined in Section 14 of this Offer to Purchase), there has been a material breach by Genzyme of any representation, warranty, covenant or agreement set forth in the Merger Agreement (and such breach has not been cured or such condition has not been satisfied within 30 days after the receipt of notice thereof, or such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period);

  (g)
  by SangStat, if other than due to an occurrence or circumstance that has resulted or would result in a failure to satisfy any condition set forth in Section 14 of this Offer to Purchase, the Purchaser shall have (1) failed to commence the Offer within 10 business days following the date of the Merger Agreement, (2) terminated the Offer without having accepted all Shares properly tendered for payment or (3) failed to accept any Shares properly tendered for payment pursuant to the Offer before the Termination Date, unless such action or inaction under clauses (1), (2) or (3) shall have been caused by or resulted from the failure of SangStat to perform, in any material respect, any of its covenants or agreements contained in the Merger Agreement, or the material breach by SangStat of any of its representations or warranties contained in the Merger Agreement;

  (h)
  by Genzyme, at any time before the purchase of Shares pursuant to the Offer, if the board of directors of SangStat shall have, in a manner adverse to Genzyme:

  (1)
  withdrawn, modified or changed its approval or recommendation of the Merger Agreement or the Offer, or publicly announced its intention to do so, or failed to recommend the Merger Agreement or the Offer;

  (2)
  recommended to SangStat's stockholders any proposal other than by Genzyme or the Purchaser in respect of an Acquisition Proposal (as defined below under "Alternative Acquisition Proposals"), or publicly announced its intention to do so;

  (3)
  made a Subsequent Determination (as defined below under "Alternative Acquisition Proposals");

  (4)
  adopted resolutions approving or otherwise authorizing or recommending an Acquisition Proposal that remain in effect and have not been rescinded; or

  (5)
  failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act;

  (i)
  by Genzyme, at any time before the purchase of Shares pursuant to the Offer, if SangStat shall have materially violated or breached any of its obligations described below under "Alternative Acquisition Proposals" and such violation or breach has not been cured;

  (j)
  by SangStat, if SangStat has received a Superior Proposal (as defined below under "Alternative Acquisition Proposals") and Genzyme has not terminated the Merger Agreement by September 15, 2003; provided that SangStat has not materially breached its obligations described below under "Alternative Acquisition Proposals," and provided further that SangStat must pay Genzyme the Termination Fee (as defined below under "Fees and Expenses; Termination Fee") before it terminates the Merger Agreement pursuant to this clause; or

  (k)
  by either Genzyme or SangStat, if upon a vote at a duly held meeting to obtain the SangStat Stockholder Approval, the SangStat Stockholder Approval is not obtained; provided, that Genzyme may not terminate the Merger Agreement for this reason if the shares of SangStat common stock owned by Genzyme, the Purchaser or any of Genzyme's subsidiaries shall not have been voted in favor or obtaining SangStat Stockholder Approval.

        In the event that the Merger Agreement is terminated for any reason set forth above, the Merger Agreement shall become null and void and be of no further force or effect and there shall be no liability on the part of Genzyme, the Purchaser or SangStat, except for certain enumerated exceptions (including the termination fee described below under "Fees and Expenses; Termination Fee"), provided that such termination shall not relieve any of the parties to the Merger Agreement from liability for fraud or the intentional and willful breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement. No termination of the Merger Agreement shall affect the obligations of Genzyme and SangStat described below under "Confidentiality Agreement."

        Alternative Acquisition Proposals.    The Merger Agreement requires SangStat and its Representatives (as defined below) to have ceased and caused to be terminated all existing solicitations, initiations, encouragements, discussions, negotiations and communications with any persons or entities with respect to any Acquisition Proposal (as defined below).

        In addition, the Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, except in the circumstances described in the next paragraph, SangStat shall not, and shall not authorize or permit its Representatives to:

  •
  initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal;

  •
  enter into any agreement with respect to any Acquisition Proposal; or

  •
  engage in negotiations or discussions with, or provide any information or data to, any person or entity (other than Genzyme or any of its affiliates or representatives) relating to any Acquisition Proposal or grant any waiver or release under any standstill or other agreement.

        However, before the acceptance of Shares pursuant to the Offer, SangStat may furnish information concerning its business, properties or assets to any person or entity pursuant to a confidentiality agreement with terms no less favorable to SangStat than those contained in the confidentiality agreement between SangStat and Genzyme described below under "Confidentiality Agreement," and may negotiate and participate in discussions and negotiations with such person or entity concerning an Acquisition Proposal if, but only if, the Acquisition Proposal is a Superior Proposal (as defined below).

        In addition to the obligations of SangStat described in the preceding paragraphs, the Merger Agreement provides that SangStat shall promptly (and in any case within 24 hours) notify Genzyme (1) of any Superior Proposal, which notice shall include a copy of such Superior Proposal and (2) upon receipt of any inquiries, proposals or offers received by, any request for information from, or any discussions or negotiations sought to be initiated or continued with, either SangStat, or of its subsidiaries or Representatives concerning an Acquisition Proposal, or that would reasonably be expected to lead to an Acquisition Proposal, and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials. The Merger Agreement requires SangStat to keep Genzyme informed on a reasonably prompt basis (and, in any case, within 24 hours of any significant development) of the status and details (including amendments and proposed amendments) of any Superior Proposal or other inquiry, offer, proposal or request. If SangStat's board of directors determines that a Takeover Proposal (as defined below within the definition of Superior Proposal) is a Superior Proposal, SangStat must promptly notify Genzyme of such determination.

        The Merger Agreement further provides that, except as provided in the next paragraph, neither SangStat's board of directors, nor any committee of its board of directors, shall:

  •
  withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Offer, the Merger or the other transactions contemplated by the Merger Agreement to Genzyme or the Purchaser, the approval or recommendation by SangStat's board of directors or any committee thereof of the Offer, the Merger Agreement or the Merger;

  •
  approve or recommend or propose to approve or recommend, any Acquisition Proposal; or

  •
  enter into any agreement with respect to any Acquisition Proposal.

        However, before the time of acceptance for payment of Shares in the Offer, SangStat's board of directors may (subject to the terms of this and the next two sentences) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, or recommend a Superior Proposal, in either case at any time after (1), it has concluded in good faith, after receipt of advice from outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties to SangStat's stockholders and (2) the fifth business day following SangStat's delivery to Genzyme of written notice advising Genzyme that SangStat's board of directors has received a Superior Proposal (which notice shall include a copy of such Superior Proposal and identify the person or entity making such Superior Proposal) and advising Genzyme that SangStat intends to withdraw or modify its recommendation of the Offer, the Merger Agreement or the Merger or recommend a Superior Proposal (specifying which course of action SangStat intends to take) (a "Subsequent Determination"). After providing such notice, the Merger Agreement requires SangStat to provide to Genzyme two business days from the date of such notice to make such adjustments in the terms and conditions of the Merger Agreement as would enable SangStat to proceed with its original recommendation to stockholders without making a Subsequent Determination; provided, that any such adjustments shall be at the discretion of the parties at such time. Any withdrawal, modification or change of the recommendation of SangStat's board of directors, or recommendation or proposed recommendation of any Superior Proposal shall not change the approval of SangStat's board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the Offer and the Merger.

        The Merger Agreement also provides that the provisions described above do not prohibit SangStat or its board of directors from either (1) taking and disclosing to SangStat's stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (2) making such disclosure to SangStat's stockholders as in the good faith judgment of SangStat's board of directors, after receipt of advice from outside legal counsel, is required under applicable law and that the failure to make such disclosure is reasonably likely to cause SangStat's board of directors to violate its fiduciary duties to SangStat's stockholders under applicable law.

        "Acquisition Proposal" means any offer or proposal or potential offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the Offer or the Merger, involving:

  •
  any acquisition or purchase from SangStat by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of SangStat or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of SangStat or any of its subsidiaries or any merger;

  •
  any consolidation, business combination, merger or similar transaction involving SangStat;

  •
  any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of SangStat or its subsidiaries (including for this purpose the outstanding equity securities of SangStat's subsidiaries) for consideration equal to 20% or more of the fair market value of all of the outstanding shares of SangStat's common stock on the date prior to the date hereof; or

  •
  any recapitalization, restructuring, liquidation or dissolution of SangStat.

        "Representatives" means any of SangStat's officers, directors, employees, investment bankers, attorneys, accountants or other agents or those of its subsidiaries.

        "Superior Proposal" means any Acquisition Proposal:

  •
  that provides for consideration to be received by the holders of all, but not less than all, of the issued and outstanding Shares (a "Takeover Proposal");

  •
  that is a bona fide written proposal that has been submitted to SangStat, in the absence of any violation by SangStat of its obligations described under "Alternative Acquisition Proposals," relating to any such Takeover Proposal which SangStat's board of directors determines in good faith (1) involves consideration to the holders of the Shares that is superior to the consideration offered pursuant to the Offer, (2) otherwise represents a superior transaction to the Offer and the Merger, (3) is reasonably capable of being consummated by the Termination Date (as defined below under "Fees and Expenses; Termination Fee") and (4) which is not conditioned upon obtaining additional financing, or any regulatory approvals beyond or in addition to the applicable waiting periods under the HSR Act, the German AARC and any comparable provisions under any applicable pre-merger notification laws or regulations of other foreign jurisdictions; and

  •
  in response to which, in the good faith opinion of SangStat's board of directors after receipt of advice from outside legal counsel, providing information or access or engaging in discussions or negotiations is in the best interests of SangStat and its stockholders, and the failure to provide such information or access or to engage in such discussions or negotiations is reasonably likely to cause SangStat's board of directors to violate its fiduciary duties to SangStat's stockholders.

        Fees and Expenses; Termination Fee.    The Merger Agreement provides that except as described below, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, that Genzyme and SangStat shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC and mailing of the documents related to the Offer, the Schedule 14D-9 and the proxy or information statement, if necessary (including any preliminary materials related thereto), relating to the meeting of SangStat's stockholders to consider approval of the Merger Agreement and the Merger, and any amendments or supplements thereto, and the filing of any documents required under the HSR Act, the German AARC or any comparable provisions under any applicable pre-merger notification laws or regulations of other foreign jurisdictions.

        The Merger Agreement provides that SangStat will pay Genzyme a termination fee of $22,000,000 (the "Termination Fee") if Genzyme terminates the Merger Agreement pursuant to the provisions described in clauses (h) or (i) under "Termination of the Merger Agreement" above. In addition, if SangStat intends to terminate the Merger Agreement pursuant to the provisions described in clause (j) under "Termination of the Merger Agreement," it must pay Genzyme the Termination Fee prior to, and as a condition to, such termination. In addition, SangStat will pay Genzyme the Termination Fee if Genzyme terminates the Merger Agreement pursuant to the provisions described in clauses (c) or (d) under "Termination of the Merger Agreement," or pursuant to the provisions described in clause (e) under "Termination of the Merger Agreement" as a result of the failure to satisfy conditions (c) or (g) of the Offer described in Section 14 of this Offer to Purchase, and (1) at the time of the termination an Alternative Proposal has been publicly announced or communicated to SangStat's board of directors and not been withdrawn and (2) prior to August 4, 2004, SangStat enters into a written agreement, arrangement or understanding with respect to an Acquisition Proposal with any party other than Genzyme or its affiliates and consummates a transaction pursuant to such Acquisition Proposal.

        If the Merger Agreement is terminated in accordance with its terms by either SangStat or Genzyme in a manner that requires SangStat to pay Genzyme a Termination Fee, and Genzyme has received the Termination Fee, neither Genzyme nor the Purchaser can assert or pursue in any manner, directly or indirectly, (1) any claim or cause of action based in whole or in part upon alleged tortious or other interference with its rights under the Merger Agreement against any entity or person submitting an Acquisition Proposal, (2) any claim or cause of action against SangStat, its affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives based in whole or in part upon a breach of any representation, warranty or covenant in the Merger Agreement, or (3) any claim or cause of action against SangStat, its affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives based in whole or in part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal for SangStat's exercise of its right of termination; provided, that the foregoing shall not relieve any party from liability for fraud or the intentional and willful breach of the Merger Agreement.

        Conduct of Business.    The Merger Agreement provides that during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, SangStat and each of its subsidiaries shall, except to the extent that Genzyme shall otherwise consent in writing and except as otherwise expressly provided in the Merger Agreement, carry on its business in the usual, regular and ordinary course, substantially the same manner as conducted prior to the execution of the Merger Agreement and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts, and pay or perform other material obligations when due.

        Without limiting the generality of the foregoing, without the prior written consent of Genzyme, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, the Merger Agreement provides that SangStat shall not do any of the following and shall not permit its subsidiaries to do any of the following, except as may be expressly contemplated or specifically permitted by the Merger Agreement:

  •
  waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

  •
  grant any severance or termination pay to any officer, director or employee except pursuant to written agreements in effect, or policies existing, on the date hereof or adopt any new or amend any existing severance, retention or change in control plan;

  •
  transfer or license to any person or entity or otherwise extend, amend, modify, permit to lapse or fail to preserve any of SangStat's intellectual property rights material to SangStat's business as presently conducted or planned to be conducted, other than nonexclusive licenses in the ordinary course of business consistent with past practice or disclose to any person or entity who has not entered into a confidentiality agreement any trade secrets;

  •
  declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

  •
  purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of SangStat or its subsidiaries, or any instrument or security that consists of a right to acquire such shares, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

  •
  issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of SangStat's common stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date hereof in accordance with their present terms;

  •
  cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

  •
  acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of SangStat; or enter into or amend any material joint ventures, strategic partnerships or alliances;

  •
  sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of SangStat;

  •
  incur or assume any indebtedness for borrowed money or guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any such indebtedness of another person or entity, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SangStat other than (1) in connection with the financing of ordinary course trade payables consistent with past practice or (2) pursuant to existing credit facilities as in effect on the date hereof in the ordinary course of business;

  •
  adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into or amend any employment contract, consulting agreement or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice and as may be required by applicable law), pay any special bonus or special remuneration to any director, officer or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers or employees other than to non-officer employees in the ordinary course of business consistent with past practice, or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such person or entity pursuant to an employee benefit plan or otherwise;

  •
  pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any director or officer or pay or agree to pay or make any accrual or arrangement for payment to any officers or directors of SangStat or any of its subsidiaries of any amount relating to unused vacation days; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any SangStat or SangStat subsidiary director or officer, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

  •
  modify, amend or terminate any material contract or agreement to which SangStat or any subsidiary thereof is a party, including any joint venture agreement, or cancel any material debts or waive, release or assign any material rights or claims thereunder;

  •
  pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of SangStat and its subsidiaries;

  •
  enter into any leases (including any amendments, extensions or replacements of leases existing as of the date hereof) or any purchase, acquisition licensing, distribution, collaboration,

    sponsorship, advertising or other similar contracts, agreements, or obligations material to SangStat;

  •
  permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated;

  •
  revalue any of its assets or make any change in accounting methods, principles or practices, except as required by GAAP;

  •
  make or change any election relating to taxes, adopt or change any accounting method relating to taxes, enter into any closing agreement relating to taxes, file any amended tax return, settle or consent to any claim or assessment relating to taxes, incur any obligation to make any payment of, or in respect of, any taxes, or agree to extend or waive the statutory period of limitations for the assessment or collection of taxes;

  •
  fail to notify and consult with Genzyme promptly (1) after receipt of any material communication from the United States Food and Drug Administration and before giving any material submission to the United States Food and Drug Administration, and (2) prior to making any material change to a study protocol, the addition of new trials, or a material change to the development timeline for any of its product candidates or programs;

  •
  authorize any single capital expenditure in excess of $200,000 or capital expenditure which in the aggregate exceed $500,000;

  •
  make any loans, advances or capital contributions to, or investments in, any other person or entity (other than to wholly-owned subsidiaries of SangStat or customary advances to employees for travel and business expenses in the ordinary course of business);

  •
  settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

  •
  effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, or effectuate any similar action under any foreign Law;

  •
  modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement or non-competition agreement to which SangStat is a party;

  •
  commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration for money damages or other relief in excess of $100,000, or if as part of such settlement SangStat or any of its subsidiaries would agree to any restrictions on its operations, or which relates to the Merger Agreement, the Offer or the Merger; or

  •
  enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or agree, in writing or otherwise, or announce an intention to do any of the foregoing.

        Board of Directors.    The Merger Agreement provides that promptly upon the first acceptance for payment of, and payment by the Purchaser for, any Shares which represent at least a majority of the Fully Diluted Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors on SangStat's board of directors as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on SangStat's board of directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on SangStat's board of directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of Genzyme bears to (ii) the number of such Shares outstanding, and SangStat shall, at such time, cause the Purchaser's designees to be so elected; provided that in the event that the Purchaser's designees are appointed or elected to SangStat's board of directors, until the effective time of the merger, SangStat's board of directors shall have at least three directors who are directors on the date of the Merger Agreement and who are not officers of SangStat (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors is reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there is only one remaining) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors will designate three persons to fill such vacancies who are not officers or affiliates of SangStat, Genzyme or the Purchaser, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. At such time, SangStat shall, upon Genzyme's request, also cause persons elected or designated by Genzyme to constitute the same percentage (rounded up to the next whole number) as is on SangStat's board of directors of (1) each committee of SangStat's board of directors, (2) each board of directors (or similar body) of each of SangStat's subsidiaries, and (3) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which SangStat's common stock is listed. Subject to applicable law, SangStat is required under the Merger Agreement to take all action requested by Genzyme necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and SangStat will make such mailing with the mailing of the Schedule 14D-9 (provided that the Purchaser has provided to SangStat on a timely basis all information required to be included in the Information Statement with respect to the Purchaser's designees). In connection with the foregoing, SangStat is required to promptly, at the option of the Purchaser, either increase the size of the board of directors of SangStat or obtain the resignation of such number of its current directors, or both, as is necessary to enable the Purchaser's designees to be elected or appointed to the board of directors of SangStat as provided above.

        Stock Options and Warrant.    At the Effective Time, each outstanding stock option, stock equivalent right or right to acquire Shares (each a "SangStat Option") granted under SangStat's 1996 Non-Employee Director Stock Option Plan and SangStat's 2002 Stock Option Plan (collectively, the "Option Plans"), whether or not then exercisable or vested, shall be (1) deemed to be one hundred percent (100%) vested and exercisable immediately prior to the Effective Time; and (2) immediately prior to the Effective Time, cancelled and, in consideration of such cancellation, Genzyme shall, or shall cause the surviving corporation in the Merger to, promptly following the Effective Time, pay to such holders of SangStat Options, an amount in respect thereof equal to the product of (a) the excess, if any, of the highest price per Share paid pursuant to the Offer over the exercise price of each such SangStat Option and (b) the number of unexercised Shares subject thereto, such payment, if any, to be net of applicable taxes required to be withheld.

        In addition, at the Effective Time, all repurchase rights in favor of SangStat with respect to Shares previously issued upon exercise of SangStat Options shall terminate automatically, and the unvested shares of Common Stock subject to those terminated rights shall immediately vest in full. The Merger Agreement provides that, at the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of SangStat or any of its subsidiaries shall be cancelled.

        Pursuant the Merger Agreement, SangStat shall use all reasonable efforts to effectuate the foregoing, including, but not limited to, sending out the requisite notices and obtaining all consents necessary to cash out and cancel all SangStat Options necessary to ensure that, after the Effective Time, no person shall have any right under the Option Plans, except as set forth herein. In addition, promptly after the commencement of the Offer, SangStat shall deliver to each holder of a warrant to purchase SangStat common stock a notice regarding the Merger Agreement and the transactions contemplated thereby.

        Promissory Note.    The Merger Agreement provides that, at the Effective Time, if the $10 million Convertible Promissory Note due March 29, 2004 issued by SangStat in favor of Warburg Dillon Read LLC (the "SangStat Note") shall not have been converted by the holder thereof, the SangStat Note shall be assumed by Genzyme. The SangStat Note assumed by Genzyme shall have and be subject to, and convertible upon, the terms and conditions set forth in the SangStat Note, except that the SangStat Note shall be convertible only into the merger consideration receivable by a holder of that number of Shares into which the holder would have received had such holder converted the SangStat Note in full immediately prior to the Merger, in accordance with the terms of the SangStat Note. Promptly after the commencement of the Offer, Genzyme shall execute and deliver to the holder of the SangStat Note a supplemental agreement regarding the conversion of the SangStat Note following the Effective Time in accordance with the terms of the SangStat Note and SangStat shall deliver to the holder of the SangStat Note the officer's certificate and legal opinion contemplated by the terms of the SangStat Note.

        Employee Benefits.    The Merger Agreement provides that, following the Merger, Genzyme shall cause the surviving corporation in the Merger to provide that the employees of the surviving corporation are covered under Genzyme's then-current benefits plans, programs, policies and arrangements applicable to similarly situated employees of Genzyme. Years of service with SangStat and its subsidiaries prior to the Effective Time shall be treated as service with the surviving corporation in the Merger or Genzyme for all eligibility and vesting purposes and for purposes of vacation and severance pay accruals, except to the extent such treatment will result in a duplication of benefits.

        In addition, the Merger Agreement provides that, following the Merger, Genzyme shall take commercially reasonable efforts to cause to be waived all limitations as to preexisting condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of SangStat and its subsidiaries under any medical or dental benefit plans that such employees are eligible to participate in after the Effective Time, other than limitations, exclusions or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any medical or dental plan maintained for such employees immediately prior to such Effective Time.

        The Merger Agreement also provides that SangStat shall, if and only if requested by Genzyme, terminate its 401(k) plan and its Nonqualifed Deferred Compensation Plan at least one day before the closing of the Merger.

        Indemnification and Insurance.    Genzyme has agreed in the Merger Agreement that at all times after the Effective Time, it shall indemnify, or shall cause the surviving corporation in the Merger and its subsidiaries to indemnify, each person who is now, or has been at any time prior to the date hereof, a director or officer of SangStat or of any of SangStat's subsidiaries, successors and assigns (collectively the "Indemnified Parties"), to the same extent and in the same manner as is now provided in the respective Certificates of Incorporation or Bylaws of SangStat and such subsidiaries and any indemnity agreement currently in effect, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. Genzyme understands and agrees that, prior to the Effective Time, SangStat intends to obtain a six year "tail" insurance policy that provides coverage substantially similar to the coverage provided under SangStat's directors and officers insurance policy in effect on the date of the Merger Agreement for the individuals who are directors and officers of SangStat on the date of the Merger Agreement for events occurring prior to the Effective Time; provided, without Genzyme's prior written consent (which consent shall not be unreasonably withheld or delayed), SangStat shall not pay more than $3,500,000 to purchase such policy; provided, that prior to purchasing such policy, SangStat shall afford Genzyme the opportunity to purchase a substitute policy on terms not materially less favorable to SangStat and the Indemnified Parties.

        SangStat's Board of Directors shall take all action under the Indemnity Agreements between SangStat and certain of its current and former directors, officers and employees (1) to prevent the Merger Agreement and the transactions contemplated thereby from being deemed a "Change of Control" (as defined in the Indemnity Agreements) that, among other things, would require SangStat to seek advice from Independent Legal Counsel (as defined in the Indemnity Agreements) with respect to certain matters concerning the indemnification rights provided under the Indemnity Agreements and (2) to determine that the creation of any trust pursuant to Section 11(b) of such Indemnity Agreements, which would be intended to contain funds sufficient to satisfy certain expenses that may be required to be paid by SangStat under the Indemnity Agreements, would not be in the best interests of SangStat, all as more fully set forth in the Indemnity Agreements.

        Regulatory Filings; Reasonable Efforts.    The Merger Agreement provides that, as promptly as practicable after the date of the Merger Agreement, each of Genzyme, the Purchaser and SangStat shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the other transactions contemplated by the Merger agreement, including, without limitation: (1) Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, (2) filings required by the German AARC, (3) merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (4) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other applicable laws or rules and regulations of any Governmental Entity relating to the Merger.

        In addition, the Merger Agreement provides that each of Genzyme, the Purchaser, and SangStat shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to the previous paragraph. Except where prohibited by applicable laws and rules and regulations of any Governmental Entity, and subject to the confidentiality agreement between SangStat and Genzyme described below under "Confidentiality Agreement," each of SangStat and Genzyme shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with the Merger Agreement or the transactions contemplated hereby (including under any antitrust or fair trade laws), coordinate with the other in preparing and exchanging such information and promptly provide the other (or its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with the Merger Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Genzyme and SangStat need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

        In addition, each of Genzyme, the Purchaser and SangStat will notify the others promptly upon the receipt of: (1) any comments from any officials of any Governmental Entity in connection with any filings made pursuant to the Merger Agreement and (2) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable laws and rules and regulations of any

Governmental Entity. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to these provisions of the Merger Agreement, Genzyme, the Purchaser or SangStat, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

        Each of the parties also agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Offer, including complying in all material respects with all applicable laws and with all rules and regulations of any Governmental Entity and using its reasonable efforts to accomplish the following:

  •
  the taking of its reasonable acts necessary to cause all the conditions to the Merger described under "Conditions to the Merger" and all the conditions to the Offer described in Section 14 of this Offer to Purchase to be satisfied and to consummate and make effective the Merger and Offer;

  •
  the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity;

  •
  the obtaining of all necessary consents, approvals or waivers from third parties;

  •
  the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by this agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and

  •
  the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger agreement, and to carry out fully the purposes of, the Merger Agreement.

        In connection with and without limiting the foregoing, SangStat and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, the Offer or the Merger Agreement, use all reasonable efforts to ensure that the Merger and the Offer may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, the Offer and the Merger Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of SangStat, Genzyme and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. Genzyme shall cause the Purchaser to fulfill all of the Purchaser's obligations under, and pursuant to, the Merger Agreement. Nothing in the Merger Agreement shall require Genzyme, the Purchaser or any other subsidiary of Genzyme to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate, licensing or other disposition of, any assets of Genzyme, the Purchaser or any other subsidiary of Genzyme, whether as a condition to obtaining any approval from a Governmental Entity or any other person or for any other reason. Until the Merger Agreement is terminated in accordance with its terms, Genzyme shall have the right to participate in the defense of any action, suit or proceeding instituted against SangStat (or any of its directors or officers) before any court or governmental or regulatory body or threatened by any governmental or regulatory body, to restrain, modify or prevent the consummation of the transactions contemplated by the Merger Agreement, or to seek damages or a discovery order in connection with such transactions.

        Notification.    The Merger Agreement requires each party to give prompt notice to the other parties of (1) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty made by such party in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date of the Merger Agreement to the Effective Time, (2) any condition to the Offer set forth in Section 14 below that is unsatisfied in any material respect at any time from the date of the Merger Agreement to the date the Purchaser purchases Shares pursuant to the Offer (except to the extent it refers to a specific date), and (3) any material failure of such party or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under the Merger Agreement or the remedies available to the party receiving such notification.

        Representations and Warranties.    The Merger Agreement contains various customary representations and warranties, including representations relating to corporate organization, standing and power; capitalization; corporate authorizations; noncontravention; SEC filings; financial statements; absence of certain changes; absence of undisclosed liabilities; litigation; government authorizations; compliance with laws and applicable regulations; title to property; intellectual property; environmental matters; taxes; employee benefit plans; labor matters; insurance; brokers and finders fees; state takeover statutes; material contracts; actions taken under SangStat's Rights Agreement; products liability; absence of changes in commercial relationships; and brokers' and other fees.

        Certain representations and warranties in the Merger Agreement provide exceptions for items that are not reasonably likely to have a "Material Adverse Effect." For purposes of the Merger Agreement and the Offer, a "Material Adverse Effect" means with respect to any entity or group of entities, any event, change, condition or effect, event occurrence, states of facts or developments (any such item, an "Effect"), individually or together with other events, changes, conditions, effects, events, occurrences or states of facts or developments, that (1) is materially adverse, in the short term or the long term, to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (2) would prevent or materially alter or delay any of the transactions contemplated by the Merger agreement; provided, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on any entity: (A) any Effect (other than litigation challenging the acquisition by Genzyme or the Purchaser of any Shares under the Offer, seeking to delay, restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to obtain from SangStat, Genzyme or the Purchaser any damages that are material in relation to SangStat and SangStat's subsidiaries taken as a whole) primarily resulting from compliance with the terms and conditions of the Merger Agreement; provided, that no inference may be drawn hereby by any such litigation, (B) any Effect primarily resulting from the announcement or pendency of the Offer or the Merger, (C) any change in such entity's stock price or trading volume, (D) any Effect that results from changes affecting the industry in which such entity operates generally or the United States economy generally, without a disproportionate impact on such entity, (E) any Effect that results from changes affecting general worldwide economic or capital market conditions, without a disproportionate impact on such entity, or (F) after September 30, 2003, any failure by such entity to meet published revenue or earnings projections or any internal projections for any period ending (or for which earnings are released) on or after August 4, 2003 and prior to the closing date of the Merger, provided that no inference may be drawn hereby by any failure to meet a projection prior to September 30, 2003.

        Certain representations and warranties of SangStat are made to the "Knowledge" of SangStat. For purposes of the Merger Agreement, the term "Knowledge" means, with respect to any matter in question, that any of Richard D. Murdock, Stephen G. Dance, Raymond J. Tesi, Raysam S. Prasad, Steve Aselage, Ralph Levy and Adrian Arima has actual knowledge of such matter. With respect to certain representations and warranties related to SangStat's employee benefit plans, the above list of individuals also includes Marlene Perry.

        Amendments and Modifications.    The Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of SangStat contemplated by the Merger Agreement, by written agreement of the parties, by action taken by their respective boards of directors, but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the consideration to be paid in the Merger and, after the approval of the Merger Agreement by the stockholders, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval.

        Extensions and Waivers.    At any time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other parties in the Merger Agreement, (2) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (3) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement; provided, that Genzyme and the Purchaser cannot waive the Minimum Condition without the consent of SangStat's board of directors.

Confidentiality Agreement

        Genzyme and SangStat entered into a Confidentiality Agreement on June 12, 2003, which was amended by the Merger Agreement. Pursuant to the Confidentiality Agreement, SangStat and Genzyme agreed to keep confidential certain information provided by SangStat or its representatives. The Merger Agreement provides that the Confidentiality Agreement remains in effect and that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement. The Merger Agreement amends the Confidentiality Agreement to permit Genzyme and SangStat to disclose the U.S. tax treatment and tax structure of the Offer and the Merger.

Plans for SangStat

        After the purchase of Shares by the Purchaser pursuant to the Offer, Genzyme may appoint its representatives to SangStat's board of directors in proportion to its ownership of the outstanding Shares, as described above under "Board of Directors." Following completion of the Offer and the Merger, Genzyme intends to operate SangStat as a subsidiary of Genzyme under the direction of Genzyme's management. The Purchaser expects that, initially following the consummation of the Offer, the products currently marketed by SangStat will continue to be commercialized, both in the United States and elsewhere, and that Genzyme will invest in additional studies intended to broaden their use. Genzyme also expects to continue, together with strategic partners, SangStat's development programs in human polyclonal antibodies and its RDP technology. Genzyme and the Purchaser will continue to review various possible business strategies for SangStat, should they acquire control of SangStat, that may ultimately involve, among other things, changes in SangStat's business, operations, capitalization and management. Accordingly, Genzyme and the Purchaser reserve the right to change their plans and intentions at any time, as they deem appropriate.

Appraisal Rights

        The holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares (that did not tender their Shares in the Offer) at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL (the "Appraisal Provisions") to dissent and demand appraisal of their Shares. Under the Appraisal Provisions, dissenting stockholders who comply with the applicable statutory procedures will be entitled to demand payment of fair value for their Shares. If a stockholder and the surviving corporation in the Merger do not agree on such fair value, the stockholder will have the right to a judicial determination of fair value of such stockholder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with any interest as determined by the court. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

        The foregoing summary of the Appraisal Provisions does not purport to be complete and is qualified in its entirety by reference to the Appraisal Provisions. A complete text of Section 262 of the DGCL is set forth as Annex II hereto. Failure to follow the steps required by the Appraisal Provisions for perfecting appraisal rights may result in the loss of such rights.

Going-Private Transactions

        Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Genzyme and the Purchaser do not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the SEC and disclosed to stockholders prior to the consummation of the Merger.

13.    Dividends and Distributions

        As discussed in Section 12, the Merger Agreement provides that from the date of the Merger Agreement, until the earliest to occur of the termination of the Merger Agreement or the Effective Time, without the prior written consent of Genzyme, SangStat may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock.

14.    Certain Conditions of the Offer

        The Merger Agreement provides that the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if, there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with that number of Shares owned by Genzyme, the Purchaser and Genzyme's other subsidiaries, would represent a majority of the Fully Diluted Shares. For the purpose of the Merger Agreement the term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of SangStat on a fully diluted basis, assuming the exercise or conversion of all vested options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any validly tendered shares if, on or before the date the offer expires (including any permitted extensions of such date) (1) the applicable waiting period under the HSR Act has not expired or been terminated; (2) the applicable waiting period under the German AARC has not expired or been terminated, (3) any clearances or approvals as may be required under any applicable pre-merger notification laws or regulations of other foreign jurisdictions have not been obtained, or (4) any of the following events shall occur, or shall be deemed by Purchaser to have occurred, and be continuing:

  (a)
  there shall be threatened in writing or pending any suit, action or proceeding by any Governmental Entity or any third party against the Purchaser, Genzyme, SangStat or any SangStat subsidiary:

  (i)
  seeking to prohibit or impose any material limitations on Genzyme's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or any material portion of their or SangStat's or SangStat's subsidiaries' businesses or assets, taken as a whole, or to compel Genzyme or the Purchaser or their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of SangStat or Genzyme or their respective subsidiaries;

  (ii)
  challenging the acquisition by Genzyme or the Purchaser of any Shares under the Offer, seeking to delay, restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger agreement, or seeking to obtain from SangStat, Genzyme or the Purchaser any damages that are material in relation to SangStat and SangStat's subsidiaries taken as a whole;

  (iii)
  seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger;

  (iv)
  seeking to impose material limitations on the ability of the Purchaser or Genzyme effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to SangStat's stockholders; or

  (v)
  seeking to require divestiture by Genzyme or any of its subsidiaries or affiliates of any Shares;

  (b)
  there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action shall be taken by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

  (c)
  any of the representations and warranties of SangStat contained in the Merger Agreement shall not be true and correct in all material respects (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date of the Merger Agreement and as of the date of any scheduled expiration of the Offer, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) and except for those representations and warranties set forth in Section 3.2—Capitalization of the Merger Agreement (which shall be true and correct in all respects, other than de minimis variations);

  (d)
  since the date of the Merger Agreement, there shall have occurred any events or changes which have had, which are deemed to have had, or which are reasonably likely to have or constitute, individually or in the aggregate, a Material Adverse Effect on SangStat;

  (e)
  SangStat board of directors or any committee thereof shall have:

  (i)
  withdrawn, or modified or changed in a manner adverse to the transactions contemplated by the Merger agreement, to Genzyme or to the Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger or shall have failed to make such favorable recommendation;

  (ii)
  approved or recommended to its stockholders any Acquisition Proposal or entered into or publicly announced its intention to enter into any agreement or agreement in principle with respect to any Acquisition Proposal;

  (iii)
  resolved or publicly proposed to do any of the foregoing; or

  (iv)
  taken a neutral position or made no recommendation with respect to an Acquisition Proposal (other than by Genzyme or the Purchaser) after a reasonable amount of time (and in no event more than five (5) business days following receipt thereof) has elapsed for SangStat board of directors or any committee thereof to review and make a recommendation with respect thereto;

  (f)
  any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Genzyme or any of its subsidiaries shall have become the beneficial owner (defined in Rule 13(d)(3) promulgated under the Exchange Act) of more than twenty percent (20%) of the outstanding Shares or shall have acquired, directly or indirectly, more than twenty percent (20%) of the assets of SangStat and its subsidiaries;

  (g)
  SangStat shall have breached or failed, in any material respect, to perform or to comply with any material agreement, obligation or covenant to be performed or complied with by it under the Merger Agreement;

  (h)
  The Purchaser shall have failed to receive a certificate executed by SangStat's Chief Executive Officer or President on behalf of SangStat, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in the foregoing clauses (c), (d), (e), (f) and (g) have not occurred;

  (i)
  the Merger Agreement shall have been terminated in accordance with its terms;

  (j)
  all consents, permits and approvals of Governmental Authorities listed in Section 3.3 of the disclosure letter delivered by SangStat to Genzyme and the Purchaser shall not have been obtained; or

  (k)
  there shall have occurred and be continuing (1) a declaration by a Governmental Entity of a banking moratorium or any suspension of payments in respect of banks in the United States or (2) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, which precludes Genzyme's or the Purchaser's consummation of the transactions contemplated by the Merger agreement.

        The foregoing conditions are for the sole benefit of Genzyme and the Purchaser, may be asserted by Genzyme or the Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Genzyme or the Purchaser in whole or in part at any time and from time to time prior to the expiration of the Offer and in the sole discretion of Genzyme or the Purchaser, subject in each case to the terms of the Merger Agreement. Genzyme and the Purchaser cannot waive the Minimum Condition without the consent of SangStat's board of directors. The failure by Genzyme or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer.

        The Merger Agreement provides that the Purchaser may, without the consent of the SangStat, (1) extend the Offer beyond the initial expiration date if, at any scheduled (or extended) expiration of the Offer, any of the conditions to the Purchaser's obligation to accept Shares for payment, shall not be satisfied or waived, (2) extend the Offer for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer, or (3) extend (or re-extend) the Offer for an aggregate period of not more than 20 business days (taking into account all such extensions and re-extensions), beyond the latest applicable date that would otherwise be permitted under clause (1) or (2) of this sentence, if, as of such date, all of the conditions to the Purchaser's obligations to accept for payment Shares are satisfied or waived, but there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of the SangStat's stockholders in accordance with the DGCL. In addition, the Purchaser may provide a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act.

15.    Certain Legal Matters

        Except as described in this Section 15, based on a review of publicly available filings made by SangStat with the SEC and other publicly available information concerning SangStat and discussions of representatives of Genzyme with representatives of SangStat, none of Genzyme, the Purchaser or SangStat is aware of any license or regulatory permit that appears to be material to the business of SangStat and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of the Shares (and the indirect acquisition of the stock of SangStat's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Genzyme and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to SangStat's business or that certain parts of SangStat's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse actions are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for a description of certain conditions to the Offer.

        State Takeover Laws.    A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

        Section 203 of the DGCL, in general, prohibits a Delaware corporation such as SangStat from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an Interested Stockholder unless: (a) prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an Interested Stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) to those shares owned by (i) directors who are also officers of the corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to the time such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The foregoing description of Section 203 does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 203.

        SangStat's board of directors has approved the Offer, the Merger and the Merger Agreement for purpose of Section 203 of the DGCL.

        Based on information supplied by SangStat and the approval of the Merger Agreement, the Merger and the Offer by the board of directors of SangStat, the Purchaser does not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger. Except as described herein, neither Genzyme nor the Purchaser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14 of this Offer to Purchase.

Antitrust

        United States.    Genzyme and SangStat are each required to file a Notification and Report Form with respect to the Offer under the HSR Act prior to completing the Offer. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares pursuant to the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing of a Notification and Report Form with respect to the Offer, unless Genzyme receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Genzyme and SangStat are in the process of preparing such filings. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from Genzyme concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Genzyme with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Genzyme. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

        The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

        The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of SangStat. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of SangStat or its subsidiaries or Genzyme or its subsidiaries. Private parties, including state Attorneys General, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

        Germany.    Under the provisions of the German AARC applicable to the Offer, the acquisition of the Shares pursuant to the Offer may be consummated one month after Genzyme and SangStat submit a joint pre-merger notification to Germany's Federal Cartel Office (the "FCO") with respect to the Offer (a "first stage investigation"), unless the FCO determines to subject the Offer to further investigation (a "second stage investigation") or unless the FCO otherwise consents. Genzyme and SangStat are in the process of preparing their joint pre-merger notification to the FCO.

        Where it is clear to the FCO that a transaction will not pose substantive competition problems in Germany, the FCO generally issues a clearance letter during the first stage investigation. This first stage clearance is not subject to appeal by third parties. In connection with a second stage investigation, however, the FCO must render a reasoned clearance decision and such decision may be appealed by any interested third parties that have been admitted to the proceedings. The FCO may take up to four months (first and second stage investigations taken together) after a pre-merger notification is submitted to investigate and possibly challenge a transaction, and may take additional time to do so if the relevant parties consent to such extension. There can be no assurance that a challenge to the Offer under German law on competition or other grounds will not be made or, if such a challenge is made, of the results thereof.

        Expiration or termination of the applicable waiting period under the German AARC is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

        Other Foreign Jurisdictions.    It may be necessary to make additional filings relating to the acquisition of the Shares pursuant to the Offer or the Merger with governmental entities in other foreign jurisdictions. Genzyme and SangStat are reviewing whether any such filings are required in connection with the Offer or the Merger and intend to make such filings promptly to the extext required. There can be no assurance that such governmental entities will not challenge the acquisition of the Shares on competition or other grounds or, if such a challenge is made, of the results thereof.

        Litigation.    On August 7, 2003, Rocco Pignone filed a complaint in the California Superior Court, County of Alameda against SangStat and Jean-Jacques Bienaime, Fredric J. Feldman, Corinne H. Lyle, Richard D. Murdock, Andrew J. Perlman, Hollings C. Renton III and certain unnamed individuals (collectively, the "SangStat Parties"). The action was brought individually and as a putative class action on behalf of all holders of Shares other than the SangStat Parties and their affiliates. The complaint alleges, among other matters, that the SangStat Parties breached their fiduciary duties to holders of Shares by failing to maximize shareholder value in connection with the proposed Offer and failing to disclose certain information to holders of Shares. The complaint seeks to enjoin the Offer and to have the Merger Agreement declared unlawful. SangStat has informed Genzyme that it believes the allegations contained in the complaint to be entirely without merit and intends to defend against the claims vigorously.

        The foregoing description of the complaint is qualified in its entirety by reference to the complaint itself, which is an exhibit to the Tender Offer Statement on Schedule TO that Genzyme and the Purchaser have filed with the SEC. Copies of the Tender Offer Statement on Schedule TO together with all exhibits thereto, including the complaint, may be obtained and examined as set forth in Section 9 "Certain Information Concerning Genzyme and the Purchaser."

        Absence of any pending third party actions against SangStat seeking to delay or prohibit the consummation of the Offer or the Merger is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

16.    Fees and Expenses

        Credit Suisse First Boston is acting as financial advisor to Genzyme and as Dealer Manager in connection with the Offer and will receive customary fees for its services in connection with its engagement. Genzyme has agreed to reimburse Credit Suisse First Boston for certain expenses, including the fees and expenses of its legal counsel and other advisors, and to indemnify Credit Suisse First Boston against certain liabilities in connection with its engagement, including certain liabilities under the U.S. federal securities laws. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade Shares for their own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in the Shares.

        Genzyme and the Purchaser have retained Innisfree M&A Incorporated to act as the Information Agent and American Stock Transfer & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

        Neither Genzyme nor the Purchaser will pay any other fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.    Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Genzyme nor the Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent Genzyme or the Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

        Neither Genzyme nor the Purchaser has authorized any person to give any information or to make any representation on behalf of Genzyme or the Purchaser not contained in this Offer to

Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        Genzyme and the Purchaser have filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, SangStat has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 and Section 9 of this Offer to Purchase.

SWIFT STARBOARD CORPORATION

August 13, 2003

ANNEX I

Directors and Executive Officers of Genzyme and the Purchaser

        The names of the directors and executive officers of Genzyme Corporation and Swift Starboard Corporation and their present principal occupations or employment and material employment history during the past five years are set forth below. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated, each individual is a citizen of the United States, his business address is One Kendall Square, Cambridge, MA 02139, and his business telephone number is (617) 252-7500.

Genzyme Corporation

Directors

Henri A. Termeer, Chairman of the Board, President and Chief Executive Officer
Director since 1983

        Mr. Termeer has served as President of Genzyme Corporation (One Kendall Square, Cambridge, Massachusetts 02139) since October 1983, Chief Executive Officer since December 1985 and Chairman of the Board since May 1988. Mr. Termeer is also a director of ABIOMED, Inc. and a trustee of Hambrecht & Quist Healthcare Investors and of Hambrecht & Quist Life Sciences Investors.

Constantine E. Anagnostopoulos, Ph.D.
Director since 1986

        Dr. Anagnostopoulos is Managing General Partner of Gateway Associates (8000 Maryland Avenue, Suite 1190, Clayton, Missouri 63105), which is the general partner of Gateway Venture Partners III, L.P., a venture capital partnership. He is a retired corporate executive of Monsanto Company, and is also a director of Dyax Corp. and Deltagen, Inc.

Douglas A. Berthiaume
Director since 1988

        Mr. Berthiaume is Chairman, President and Chief Executive Officer of Waters Corporation (34 Maple Street, Milford, Massachusetts 01757), a high technology manufacturer of high performance liquid chromatography instrumentation and consumables, and thermal analysis and mass spectrometry products used for analysis and purification. From November 1990 to August 1994, he was President of the Waters Division of Millipore Corporation.

Henry E. Blair
Director since 1981

        Mr. Blair is the Chairman and Chief Executive Officer of Dyax Corp. (300 Technology Square, Cambridge, Massachusetts 02139), a public bioseparation, pharmaceutical discovery and development company. He has served as a director and officer of Dyax since its formation in 1989. Prior to January 1990, Mr. Blair was Senior Vice President, Scientific Affairs of Genzyme Corporation from the time he co-founded Genzyme in 1981. Mr. Blair is a director of Esperion Therapeutics, Inc. and is a member of the board of overseers at Tufts University School of Medicine, the Lahey Hitchcock Clinic and the Center for Blood Research.

Robert J. Carpenter
Director since 1994

        Mr. Carpenter is Chairman, President and Chief Executive Officer of Peptimmune, Inc. (64 Sidney Street, Suite 380, Cambridge, Massachusetts 02139), which develops immunotherapies for treating auto-immune and allergy diseases. He is also President of Boston Medical Investors, Inc., a privately held company he formed in 1994 that invests in early stage health care companies. From November 1991 until it was merged with Genzyme Corp. in December 2000, Mr. Carpenter was Chairman of GelTex Pharmaceuticals, Inc., a pharmaceutical development company which he co-founded in November 1991 and where he served as President and Chief Executive Officer until May 1993. He was President and Chief Executive Officer of VacTex, Inc., a privately held biotechnology company that he co-founded, from November 1995 until its acquisition by Aquila Biopharmaceuticals, Inc. in April 1998. Mr. Carpenter was Chairman of the Board, President and Chief Executive Officer of Integrated Genetics, Inc., a biotechnology company that merged with Genzyme Corp. in 1989. Following the merger and until 1991, Mr. Carpenter was Executive Vice President of Genzyme Corp. and Chief Executive Officer and Chairman of the Board of IG Laboratories, Inc. He is also a director of Cardiac Science, Inc.

Charles L. Cooney, Ph.D.
Director since 1983

        Dr. Cooney is a Professor of Chemical and Biochemical Engineering, Faculty Director, Deshpande Center for Technological Innovation and Co-Director of the Program on the Pharmaceutical Industry at Massachusetts Institute of Technology (Building #66, Room 352, Cambridge, Massachusetts 02139). Dr. Cooney joined the MIT faculty as an Assistant Professor in 1970 and became a Professor in 1982. Dr. Cooney is a director of CUNO, Inc., a high technology manufacturer of filtration products for separation, clarification and purification of liquids and gases. He is also a principal of BioInformation Associates, Inc., a consulting company.

Victor J. Dzau, M.D.
Director since 2000

        Dr. Dzau is the Hersey Professor of the Theory and Practice of Medicine at the Harvard Medical School and Chairman of the Department of Medicine, Physician in Chief and Director of Research at the Brigham and Women's Hospital (75 Francis Street, Boston, MA 02115). Prior to this, Dr. Dzau was the Arthur L. Bloomfield Professor and Chairman of the Department of Medicine at Stanford University. Dr. Dzau also serves as a director of Corgentech, Inc. and serves on the board of trustees of Partners Healthcare System and Brigham and Women's Hospital.

Senator Connie Mack III
Director since 2001

        Senator Mack served as a United States Senator from the state of Florida from January 1989 until January 2001. He is currently a senior policy advisor to Shaw Pittman, a Washington, D.C. law firm (2300 N. Street, NW, Washington, DC 20037) and is also an advisory board member to Household International, Inc., a consumer financial services company. Senator Mack is also a director of Mutual of America, Darden Restaurants, EXACT Sciences Corporation, Moody's Corp. and LNR Properties.

Executive Officers

Henri A. Termeer
Chairman of the Board, President and Chief Executive Officer

        See above.

Earl M. Collier, Jr.
Executive Vice President

        Mr. Collier joined Genzyme Corporation in January 1997 as Senior Vice President, Health Systems, and served as Executive Vice President, Surgical Products and Health Systems from July 1997 until June 1999. He served as President of Genzyme Surgical Products from June 1999 until December 2000. Mr. Collier was also responsible for Genzyme Tissue Repair from December 1999 to December 2000. Mr. Collier served as President of Genzyme Biosurgery from December 2000 until June 2003. Prior to joining Genzyme, Mr. Collier was President of Vitas HealthCare Corporation (formerly Hospice Care Incorporated), a provider of health care services, from October 1991 until August 1995. Prior to that, Mr. Collier was a partner in the Washington, D.C. law firm of Hogan & Hartson, which he joined in 1981.

Zoltan A. Csimma
Senior Vice President, Human Resources

        Mr. Csimma joined Genzyme Corporation in July 2000 as Senior Vice President, Human Resources. Prior to joining Genzyme, he served as Vice President, Human Resources of Wyeth Ayerst Research, a pharmaceutical research organization (Radnor, Pennsylvania), from August 1998 to July 2000. During that time, Mr. Csimma also served as Site Head, Genetics Institute, for Wyeth Ayerst. From May 1988 to August 1998, he served as Vice President, Human Resources and Operations, of Genetics Institute, Inc., a biotechnology company (Cambridge, Massachusetts), which was integrated into Wyeth Ayerst in March 1998.

Richard A. Moscicki, M.D.
Chief Medical Officer; Senior Vice President, Clinical, Medical and Regulatory Affairs

        Dr. Moscicki joined Genzyme Corporation in March 1992 as Medical Director, became Vice President, Medical Affairs in early 1993 and was named Vice President, Clinical, Medical and Regulatory Affairs in December 1993. In September 1996 he became Senior Vice President, Clinical, Medical and Regulatory Affairs and Chief Medical Officer. Since 1979, he has also been a physician staff member at the Massachusetts General Hospital and a faculty member at the Harvard Medical School.

Alan E. Smith, Ph.D.
Chief Scientific Officer; Senior Vice President, Research

        Dr. Smith joined Genzyme Corporation in August 1989 as Senior Vice President, Research and became Chief Scientific Officer in September 1996. Prior to joining Genzyme Corporation, he served as Vice President-Scientific Director of Integrated Genetics, Inc. from November 1984 until its acquisition by Genzyme Corporation in August 1989. From October 1980 to October 1984, Dr. Smith was head of the Biochemistry Division of the National Institute for Medical Research, Mill Hill, London, England, and from 1972 to October 1980 he was a member of the scientific staff at the Imperial Cancer Research Fund in London, England.

G. Jan van Heek
Executive Vice President

        Mr. van Heek joined Genzyme Corporation in September 1991 as General Manager of its wholly-owned subsidiary, Genzyme, B.V., and became a corporate Vice President and President of its therapeutics business unit in December 1993. From September 1996 through July 1997, he served as Group Senior Vice President, Therapeutics and from July 1997 through December 1999 served as Executive Vice President, Therapeutics and Tissue Repair. Since January 2000, he has served as

Executive Vice President, Therapeutics and Genetics, with responsibility for Genzyme Corporation's Therapeutics, Renal and Genetics business units and international operations. He also is responsible for Genzyme's pharmaceuticals business. Prior to joining Genzyme, Mr. van Heek was Vice President/General Manager of the Fenwal Division of Baxter Healthcare Corporation.

Peter Wirth
Chief Legal Officer; Executive Vice President, Legal, Corporate Development and Drug Discovery and Development; Clerk

        Mr. Wirth joined Genzyme Corporation in January 1996 and has served as Executive Vice President and Chief Legal Officer since September 1996. Mr. Wirth has responsibility for Genzyme Corporation's corporate development and legal activities, Genzyme Molecular Oncology and Genzyme Corporation's GelTex Pharmaceuticals subsidiary. From January 1996 to September 1996, Mr. Wirth served as Senior Vice President and General Counsel of Genzyme Corporation. Mr. Wirth was a partner of Palmer & Dodge LLP, a Boston, Massachusetts law firm, from 1982 through September 1996. Mr. Wirth remains of counsel to Palmer & Dodge LLP.

Michael S. Wyzga
Chief Financial and Accounting Officer; Executive Vice President, Finance

        Mr. Wyzga joined Genzyme Corporation in February 1998 as Vice President and Corporate Controller, served as Senior Vice President, Corporate Controller and Chief Accounting Officer since January 1999, and as Senior Vice President, Finance and Chief Financial Officer since July 1999. Prior to joining Genzyme Corporation, from February 1997 to February 1998, Mr. Wyzga served as Chief Financial Officer of Sovereign Hill Software, Inc. (100 Venture Way, Hadley, Massachusetts 01035), a software company, and from 1991 through 1997 held various senior management positions with CACHELINK Corporation and Lotus Development Corporation.

Swift Starboard Corporation

Directors

Richard Douglas, Ph.D.
Director since 2003

        Dr. Douglas is the Senior Vice President, Corporate Development of Genzyme Corporation and has served in that role since 1996. From 1989 to 1996, Dr. Douglas was the Vice President, Corporate Development of Genzyme Corporation. From 1982 until its merger with Genzyme Corporation in 1989, Dr. Douglas served in science and corporate development capacities at Integrated Genetics, a biotechnology company. Dr. Douglas serves as a director of Iomai Corporation, a private biopharmaceutical company.

James A. Geraghty
Director since 2003

        Mr. Geraghty is Senior Vice President of International Development and an officer of Genzyme Corporation, where he was earlier President of Genzyme Europe. He also serves as a Director of GTC Biotherapeutics, where he was Chairman from 1998 to 2001, and President and Chief Executive Officer from its founding in February 1993 until 1998. Mr. Geraghty joined Genzyme Corporation in September 1992, where he held the posts of Vice President Corporate Development and General Manager of the transgenics business unit until it was spun off into GTC Biotherapeutics. He also serves as a member of the Advisory Board of the KBC Biotech Fund, based in Brussels.

Executive Officers

G. Jan van Heek
President

        See above, under "Genzyme Corporation."

James Geraghty
Vice President

        See above.

Michael S. Wyzga
Treasurer

        See above, under "Genzyme Corporation."

ANNEX II

Section 262 of the Delaware General Corporation Law
Rights of Appraisal

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of SangStat or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

American Stock Transfer & Trust Company

By Mail:	By Overnight Delivery:	By Hand:
59 Maiden Lane Plaza Level New York, NY 10038	Operations Center 6201 15th Avenue Brooklyn, NY 11219	(9:00 a.m. - 5:00 p.m. New York City Time) 59 Maiden Lane Plaza Level New York, NY 10038
By Facsimile Transmission:
(718) 236-2641 Confirm by Telephone: (800) 937-5449

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager and requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, NY 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll-Free: (888) 750-5834

The Dealer Manager for the Offer is:

Credit Suisse First Boston LLC
Eleven Madison Avenue
New York, NY 10010-3629
Call Toll Free (800) 881-8320